As filed with the Securities and Exchange Commission on February 11, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CREATIVE REALITIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1967918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

22 Audrey Place

Fairfield, New Jersey 07004

Telephone: (973) 244-9911

(Address, including Zip Code, and Telephone Number, including

Area Code, of Registrant's Principal Executive Offices)

John Walpuck

Chief Financial Officer, Chief Operating Officer

22 Audrey Place

Fairfield, New Jersey 07004

Telephone: (973) 244-9911

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to : Paul D. Chestovich, Esq. Maslon LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Telephone: (612) 672-8305

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (1)
Common stock, $0.01 par value per share	20,268,959	$0.23	(2)	$4,661,860.51	(2)	$469.45	(2)

(1)	This registration statement relates to the resale by selling stockholders of shares of our common stock, including shares of common issued on account of convertible promissory notes and accrued interest thereon, upon the exercise of certain outstanding common stock purchase warrants.

(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed offering price per share is based on the average of the high and low prices per share of common stock of Creative Realities, Inc., which was $0.23, as reported on the OTC Markets (OTC Pink) on February 5, 2016, within five business days prior to the filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2016

PROSPECTUS

CREATIVE REALITIES, INC.

20,268,959 Shares of Common Stock

This prospectus relates to the resale of up to 20,268,959 shares of common stock of Creative Realities, Inc. held by or issuable to the selling shareholders listed on page 32 of this prospectus, which figure includes 13,790,178 common shares issued on account of convertible promissory notes and accrued interest thereon and an aggregate of 5,503,781 shares issuable upon the exercise of certain warrants currently held by the selling shareholders. We will receive no proceeds from the sale of common stock by the selling shareholders, but will receive proceeds from this offering in the event that any warrants are exercised for cash. If all of the warrants were exercised for cash, we would receive proceeds in an amount up to approximately $1,572,562.

Our common stock is listed on the OTC Markets (OTC Pink) under the symbol “CREX.” On February 5, 2016, the last sale price for our common stock as reported on the OTC Pink was $0.23 per share.

The shares of common stock offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 6 for a description of some of the risks you should consider before buying any shares of our common stock offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2016

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “Creative Realities” and the “Company” refer to Creative Realities, Inc. and its subsidiaries.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date. If there is a material change in the affairs of our Company, we will amend or supplement this prospectus.

The industry, market and data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 6 of this prospectus and all other information included in this prospectus in its entirety before you decide whether to purchase any shares offered by this prospectus.

Our Company

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology solutions to retailers, brand marketers, venue-operators, enterprises, non-profits and other organizations throughout the United States and a growing number of international markets. Our technology and solutions include: digital merchandising systems, interactive digital shopping assistants and kiosks, mobile digital marketing platforms, digital wayfinding platforms, digital menu board systems, dynamic signage, and other digital marketing technologies. We enable our clients’ engagement with consumers by using combinations of our technology and solutions that interact with mobile, social media, point-of-sale, wireless networks and web-based platforms. We have expertise in a broad range of existing and emerging digital marketing technologies, as well as the following related aspects of our business: content, network management, and connected device software and firmware platforms; customized software service layers; hardware platforms; digital media workflows; and proprietary processes and automation tools. We believe we are one of the world’s leading digital marketing technology companies focused on helping retailers and brands use the latest technologies to create better shopping experiences.

Our main operations are conducted directly through Creative Realities, Inc., and under our wholly owned subsidiaries Creative Realities, LLC, a Delaware limited liability company, Broadcast International, Inc., a Nevada corporation, Wireless Ronin Technologies Canada, Inc., and ConeXus World Global, LLC, a Kentucky limited liability company.

We generate revenue in this business by:

●	consulting with our customers to determine the technologies and solutions required to achieve their specific goals, strategies and objectives;

●	designing our customers’ digital marketing experiences, content and interfaces;

●	engineering the systems architecture delivering the digital marketing experiences we design – both software and hardware – and integrating those systems into a customized, reliable and effective digital marketing experience;

●	managing the efficient, timely and cost-effective deployment of our digital marketing technology solutions for our customers;

●	delivering and updating the content of our digital marketing technology solutions using a suite of advanced media, content and network management software products; and

●	maintaining our customers’ digital marketing technology solutions by: providing content production and related services; creating additional software-based features and functionality; hosting the solutions; monitoring solution service levels; and responding to and/or managing remote or onsite field service maintenance, troubleshooting and support calls.

These activities generate revenue through: bundled-solution sales; service fees for consulting, experience design, content development and production, software development, engineering, implementation, and field services; software license fees; and maintenance and support services related to our software, managed systems and solutions.

Our digital marketing technology solutions have application in a wide variety of industries. The industries in which we sell our solutions are established and include of hospitality, branded retail, automotive, food service and retail healthcare, but the planning, development, implementation and maintenance of technology-enabled experiences involving combinations of digital marketing technologies is relatively new and evolving. Moreover, a number of participants in these industries have only recently started considering or expanding the adoption of these types of technologies, solutions and experiences as part of their overall marketing strategies. As a result, we remain an early stage company without an established history of profitability.

We believe that the adoption and evolution of digital marketing technology solutions will increase substantially in years to come both in the industries on which we currently focus and in others. We also believe that adoption of our solutions depends not only upon the services and solutions that we provide but also depends heavily upon the cost of hardware used to process and display content on them. While the costs of hardware configurations and software media players have historically decreased and we believe they will continue to do so at an accelerating rate, flat panel displays and players typically constitute a large portion of the expenditure customers make relative to the entire cost of implementing a digital marketing system implementation and can be a barrier to customer deployment. As a result, we believe that the broader adoption of digital marketing technology solutions is likely to increase, although we cannot predict the rate at which such adoption will occur.

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Another key component of our business strategy, especially given the evolving industry dynamics in which we operate, is also to acquire and integrate other operating companies in the industry in conjunction with pursuing our organic growth objectives. We believe that the selective acquisition and successful integration of certain companies will: accelerate our growth; enable us to aggregate multiple customer bases onto a single business and technology platform; provide us with greater operating scale; enable us to leverage a common set of processes and tools, and cost efficiencies; and ultimately result in higher operating profitability and cash flow from operations. Our management team is actively pursuing and evaluating alternative acquisition opportunities on an ongoing basis. Our management team and Board of Directors have broad experience with the execution, integration and financing of acquisitions. We believe that, based on the foregoing and other factors, the Company can successfully serve as a consolidator of multiple business and technology platforms serving similar markets.

Our company sells products and services primarily throughout North America.

Corporate Organization

Our principal offices are located at 22 Audrey Place, Fairfield, New Jersey 07004, and our telephone number at that office is (973) 244-9911.

The legal entity that is the registrant was originally incorporated and organized as a Minnesota corporation under the name Wireless Ronin Technologies, Inc. in March 2003. Our business initially focused on the provision of expertised digital media marketing solutions to customers, including digital signage, interactive kiosks, mobile, social media and web-based media solutions, intended to transform the manner in which our customers engage with their own customers. As indicated below under the “Recent Developments” caption, we acquired the assets and business of Broadcast International, Inc., a Utah corporation and public registrant, through a merger transaction that was effective as of August 1, 2014. Then on August 20, 2014, we consummated a merger transaction with Creative Realities, LLC, a privately owned Delaware limited liability company, in which we issued a majority of our issued and outstanding shares of common stock. In that merger transaction, we acquired the interactive marketing technology business of Creative Realities that we currently operate. Shortly after that merger, we changed our corporate name from Wireless Ronin Technologies, Inc. to “Creative Realities, Inc.”

Our fiscal year ends December 31. Neither us nor any of our predecessors have been in bankruptcy, receivership or any similar proceeding. Our corporate structure, including our principal operating subsidiaries, is as follows:

As of the date of this filing, Broadcast International, Inc. does not conduct any operations.

Recent Developments

Acquisition of ConeXus World Global

On October 15, 2015, we completed the acquisition of ConeXus World Global, LLC for 2,080,000 shares of Series A-1 Preferred Stock, and the conversion of $823,000 of ConeXus World Global debt into (i) 2,639,258 shares of our common stock, and (ii) $150,000 in principal amount of our convertible debt. As a result of the merger transaction, ConeXus World Global, LLC is now our wholly owned operating subsidiary. The merger was completed by the filing of articles of merger with the Kentucky Secretary of State.

At the effective time of the merger, the debtholders and members of ConeXus received a total of 1,664,000 shares of Series A-1 Preferred Stock and 16,000,000 shares of our common stock, with an additional 416,000 shares of Series A-1 Preferred Stock and 4,000,000 shares of common stock being held back pending the completion of a reorganization of the capital structure of a Belgian affiliate of ConeXus. If such reorganization does not occur prior to March 31, 2016, then the shares held back will not be issued to the former security holders of ConeXus.

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Changes in Management and Board of Directors; New Employment Arrangements

On October 15, 2015, Richard Mills was appointed to our Board of Directors. Mr. Mills also became our Chief Executive Officer. As a result of this appointment, Mr. John Walpuck is no longer our Chief Executive Officer, but retained his titles of Chief Financial Officer and Chief Operating Officer. In connection with the appointment of Richard Mills as the Chief Executive Officer, we entered into an employment agreement with Mr. Mills. Under the employment agreement, Mr. Mills will serve as Chief Executive Officer for a two-year term, which automatically renews for additional one-year periods unless either we or Mr. Mills elects not to extend the term. The agreement provides for an initial annual base salary of $270,000, subject to annual increases but generally not subject to decreases, and includes provisions for the right to receive up to 4,951,557 performance shares of common stock in connection with a series of performance-based requirements. Under the agreement, Mr. Mills is eligible to participate in performance-based cash bonus or equity award plans for our senior executives. Mr. Mills will participate in our employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets applicable eligibility requirements.

In November, 2015, Patrick O’Brien was appointed to our Board of Directors.

Financing Transactions

We entered into the financing transactions described below in “The Offering.”

The Offering

Common stock offered	20,268,959 shares.

Common stock outstanding before offering	64,686,994 shares.

Common stock outstanding after offering	84,955,952 shares.

Trading symbol (OTC Pink)	CREX

Risk Factors	Shareholders considering exercising their rights to exercise their warrants or notes and the public should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” beginning on page 6.

The shares offered hereby relate to the transactions generally described below.

On June 23, 2015, we entered into a Securities Purchase Agreement pursuant to which we offered and sold to an outside party a 14% secured convertible promissory note in the principal amount of $400,000 and an immediately exercisable five-year warrant to purchase up to 640,000 common shares at a per-share price of $0.30 in a private placement exempt from registration under the Securities Act of 1933. This note is secured by a third-party pledge made by Slipstream Communications, LLC (with the collateral being Slipstream Communication’s investment in one of its subsidiaries). The promissory note bears interest at the annual rate of 14% and is payable monthly in arrears with 12% in cash and 2% as additional principal and matures on September 23, 2016. This note is convertible into common stock at a conversion price of $0.28 per share, subject, however, to certain customary beneficial ownership conversion limitations. The unpaid principal and any accrued interest may at any time be converted at the option of the holder into shares of our common stock.

In connection with this June 23, 2015 debt financing (and as part of that same offering), we effected a conversion of the $465,000 principal amount subordinated secured promissory note earlier issued to Slipstream Communications, LLC on May 20, 2015. This note, together with accrued but unpaid interest thereon and a 25% conversion premium, was converted into a 14% secured convertible promissory note in the principal amount of $584,506, together with new five-year warrants to purchase up to 935,210 common shares at the per-share price of $0.30.

On October 15, 2015, we together with our subsidiary entities Creative Realities, LLC, ConeXus World Global, LLC, and Broadcast International, Inc., entered into a Factoring Agreement with Allied Affiliated Funding, L.P. Under the Factoring Agreement, Allied Affiliated Funding, or “Allied,” will from time to time purchase approved receivables from us and our subsidiaries up to a maximum amount of $3.0 million. Upon receipt of any advance under the Factoring Agreement, we and our subsidiaries will have sold and assigned all of their rights in such receivables and all proceeds thereof to Allied. The purchase price for receivables bought and sold under the Factoring Agreement is equal to their face amount less a 1.10% base discount. To the base discount is added an additional .037% discount from the face value of a receivable for each day beyond 30 days that the receivable remains unpaid by the account debtor. The base discount is subject to adjustment in the event of changes in the prime lending rate as published by The Wall Street Journal. Allied will provide advances under the Factoring Agreement net of an applicable reserve amount, as specified in the agreement. Our and our subsidiaries’ obligations under the Factoring Agreement are secured by substantially all of our and our subsidiaries’ assets. Allied has the right under the Factoring Agreement to require us to repurchase any receivable earlier sold for a purchase price equal to the face value of the receivable. The Factoring Agreement has an initial term of one year, subject to potential one-year renewals thereafter, unless earlier terminated (or not renewed) in accordance with the agreement. We may terminate the Factoring Agreement at any time prior to the expiration of the initial term (or a renewal period) upon payment to Allied of an early termination fee equal to $37,500.

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On October 26, 2015, Creative Realities, Inc. entered into a Securities Purchase Agreement with an accredited investor under which it offered and sold a secured convertible promissory note in the principal amount of $300 together with a five-year warrant to purchase up to 535,714 shares of common stock at a per-share price of $0.28, in a private placement exempt from registration under the Securities Act of 1933. Our principal subsidiaries — Creative Realities, LLC, Wireless Ronin Technologies Canada, Inc., and Conexus World Global, LLC — were also parties to the Securities Purchase Agreement and are co-makers of the secured convertible promissory note. Obligations under the secured convertible promissory note are secured by a grant of collateral security in all of the personal property of the co-makers pursuant to the terms of a security agreement.

The secured convertible promissory note bears interest at the rate of 14% per annum. Of this amount, 12% per annum is payable monthly in cash, and the remaining 2% per annum is payable in the form an additional principal through increases in the principal amount of the note. Upon the consummation of a change in control transaction of the company or a default, interest on the secured convertible promissory note will increase to the rate of 17% per annum. The secured convertible promissory note matures on April 15, 2017, unless the holder of a note elects to extend the maturity date for an additional six-month period, in which case such note will mature on October 15, 2017. At any time prior to the maturity date, the holder of a promissory note may convert the outstanding principal and accrued and unpaid interest into our common stock at a conversion rate of $0.28 per share, subject to adjustment. We may not prepay the secured convertible promissory note prior to the maturity date. The secured convertible promissory note contains other customary terms. In connection with the offer and sale of the above-described secured convertible promissory note, we paid commissions to a placement agent aggregating $25,000. In addition, we entered into extension agreements with the holders of two earlier purchased secured convertible promissory notes, dated as of June 23, 2015, containing terms substantially similar to those in the secured convertible promissory note. We entered into the extension agreements primarily to extend the maturity date of those notes to April 15, 2017.

In December, 2015, we entered into an Exchange Agreement with an accredited investor who held a warrant, dated February 18, 2015, for the purchase of up to 1,515,152 shares of our common stock. Pursuant to the Exchange Agreement, we issued 975,000 shares of our common stock to the investor in exchange for the investor’s surrender of the warrant.

On December 28, 2015, we offered and sold to certain accredited investors secured promissory notes in the aggregate principal amount of $1,250,000 and five-year warrants to purchase up to 2,232,142 shares of Creative Realities’ common stock at a per-share price of $0.28 (subject to adjustment), all pursuant to a securities purchase agreement. The gross proceeds totaled $1,250,000. Our principal subsidiaries — Creative Realities, LLC, Wireless Ronin Technologies Canada, Inc., and Conexus World Global, LLC — were also parties to the securities purchase agreement and are co-makers of the secured convertible promissory notes. Obligations under the secured convertible promissory notes are secured by a grant of collateral security in all of the tangible assets of the co-makers pursuant to the terms of an amended and restated security agreement.

The secured promissory notes bear interest at the annual rate of 14% (12% payable in cash and 2% payable in the form of additional principal) with an initial maturity date of April 15, 2017, which may be extended at the sole discretion of each Investor to October 15, 2017. At any time prior to the maturity date, the Investors may convert the outstanding principal and accrued and unpaid interest into Creative Realities’ common stock at a conversion price equal to $0.28 per-share (subject to adjustment).

In connection with the private placement, we and the investors entered into registration rights agreements requiring Creative Realities to file a registration statement, on or prior to February 11, 2016, under the Securities Act of 1933 to register the resale of the shares of its common stock issuable upon conversion of the secured notes and upon exercise of the warrants.

RISK RELATING TO FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that would be deemed “forward-looking statements” under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect managements’ present expectations and estimates regarding future expenses, revenue and profitability, trends affecting our financial condition and results of operations, operating efficiencies, revenue opportunities, potential new markets, the ability of our Company to effectively compete in a highly competitive market, and certain other matters. Nevertheless, and despite the fact that management’s expectations and estimates are based on assumptions management believes to be reasonable and data management believes to be reliable, the Company’s actual results, performance or achievements are subject to future risks and uncertainties, any of which could materially affect the Company’s actual performance. Risks and uncertainties that could affect such performance include, but are not limited to:

●	the adequacy of funds for future operations;

●	future expenses, revenue and profitability;

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●	trends affecting financial condition and results of operations;

●	ability to convert proposals into customer orders under mutually agreed upon terms and conditions;

●	general economic conditions and outlook;

●	the ability of customers to pay for products and services received;

●	the impact of changing customer requirements upon revenue recognition;

●	customer cancellations;

●	the availability and terms of additional capital;

●	industry trends and the competitive environment;

●	the impact of the company’s financial condition upon customer and prospective customer relationships;

●	potential litigation and regulatory actions directed toward our industry in general;

●	the ultimate control of our management and our Board of Directors by our controlling shareholder, Slipstream Funding, LLC;

●	our reliance on certain key personnel in the management of our businesses;

●	employee and management turnover; and

●	the fact that our common stock is presently thinly traded in an illiquid market.

These and other risk factors are discussed in Company reports filed with the SEC.

Although we believe that the assumptions forming the basis of our forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate. Given these uncertainties, you should not attribute any certainty to these forward-looking statements. Actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. We assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements contained in this press release, even if new information becomes available in the future.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national exchange or The Nasdaq Capital Market. Our common stock does not trade on any recognized national exchange or The Nasdaq Capital Market. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2015, and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below could cause our business, financial condition, results of operations or future prospects to be materially adversely affected.

The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition, results of operations or future prospects. In addition, some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Risks Relating to Forward-Looking Statements” above.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

We have recently incurred losses, and may never become or remain profitable.

Recently, we have incurred net losses. We incurred net losses in each of the years ended December 31, 2014 and 2013, respectively, as well as in the first three quarters of 2015. We do not know with any degree of certainty whether or when we will become profitable. Even if we are able to achieve profitability in future periods, we may not be able to sustain or increase our profitability in successive periods.

We have formulated our business plans and strategies based on certain assumptions regarding the acceptance of our business model and the marketing of our products and services. Nevertheless, our assessments regarding market size, market share, market acceptance of our products and services and a variety of other factors may prove incorrect. Our future success will depend upon many factors, including factors which may be beyond our control or which cannot be predicted at this time.

We have limited operating history as a combined company and cannot ensure the long-term successful operation of our business or the execution of our business plan.

We have limited operating history as a combined company since the closing of the merger transactions summarized herein, and our digital marketing technology and solutions are an evolving business offering. As a result, investors have a limited track record by which to evaluate our future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets. We may be unable to accomplish any of the following, which would materially impact our ability to implement our business plan:

●	establishing and maintaining broad market acceptance of our technology, solutions, services, and platforms, and converting that acceptance into direct and indirect sources of revenue;

●	establishing and maintaining adoption of our technology, solutions, services, and platforms in and on a variety of environments, experiences, and device types;

●	timely and successfully developing new technology, solution, service, and platform features, and increasing the functionality and features of our existing technology, solution, service, and platform offerings;

●	developing technology, solutions, services, and platforms that result in a high degree of customer satisfaction and a high level of end-customer usage;

●	successfully responding to competition, including competition from emerging technologies and solutions;

●	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our technology, solutions, services, and platforms;

●	identifying, attracting and retaining talented engineering, network operations, program management, technical services, creative services, and other personnel at reasonable market compensation rates in the markets in which we employ such personnel; and

●	integration of acquisitions.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully accomplish these tasks, our business will be harmed.

Adequate funds for our operations may not be available, requiring us to raise additional financing or else curtail our activities significantly.

We will likely be required to raise additional funding through public or private financings, including equity financings, in 2016. Any additional equity financings may be dilutive to shareholders and may be completed at a discount to the then-current market price of our common stock. Debt financing, if available, would likely involve restrictive covenants on our operations or pertaining to future financing arrangements. Nevertheless, we may not successfully complete any future equity or debt financing. Adequate funds for our operations, whether from financial markets, collaborative or other arrangements, may not be available when needed or on terms attractive to us. If adequate funds are not available, our plans to operate our business may be adversely affected and we could be required to curtail our activities significantly and/or cease operating.

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We will be unable to implement our business plan if we cannot raise sufficient capital and may be required to pay a high price for capital.

We will need to obtain additional capital to implement our business plan and meet our financial obligations as they become due. We may not be able to raise the additional capital needed or may be required to pay a high price for capital. Factors affecting the availability and price of capital may include the following:

●	the availability and cost of capital generally;

●	our financial results;

●	the experience and reputation of our management team;

●	market interest, or lack of interest, in our industry and business plan;

●	the trading volume of, and volatility in, the market for our common stock;

●	our ongoing success, or failure, in executing our business plan;

●	the amount of our capital needs; and

●	the amount of debt, options, warrants, and convertible securities we have outstanding.

We may be unable to meet our current or future obligations or to adequately exploit existing or future opportunities if we cannot raise sufficient capital. If we are unable to obtain capital for an extended period of time, we may be forced to discontinue operations.

We expect that there will be significant consolidation in our industry. Our failure or inability to lead that consolidation would have a severe adverse impact on our access to financing, customers, technology, and human resources.

Our industry is currently composed of a large number of relatively small businesses, no single one of which is dominant or which provides integrated solutions and product offerings incorporating much of the available technology. Accordingly, we believe that substantial consolidation may occur in our industry in the near future. If we do not play a positive role in that consolidation, either as a leader or as a participant whose capability is merged in a larger entity, we may be left out of this process, with product offerings of limited value compared with those of our competitors. Moreover, even if we lead the consolidation process, the market may not validate the decisions we make in that process.

Our success depends on our interactive marketing technologies achieving and maintaining widespread acceptance in our targeted markets.

Our success will depend to a large extent on broad market acceptance of our interactive marketing technologies among our current and prospective customers. Our prospective customers may still not use our solutions for a number of other reasons, including preference for static advertising, lack of familiarity with our technology, preference for competing technologies or perceived lack of reliability. We believe that the acceptance of our interactive marketing technologies by prospective customers will depend primarily on the following factors:

●	our ability to demonstrate the economic and other benefits attendant our marketing technologies;

●	our customers becoming comfortable with using our interactive marketing technologies; and

●	the reliability of our interactive marketing technologies.

Our interactive technologies are complex and must meet stringent user requirements. Some undetected errors or defects may only become apparent as new functions are added to our technologies and products. The need to repair or replace products with design or manufacturing defects could temporarily delay the sale of new products and adversely affect our reputation. Delays, costs and damage to our reputation due to product defects could harm our business.

Our financial condition and potential for continued net losses may negatively impact our relationships with customers, prospective customers and third-party suppliers.

Our financial condition and potential for continued net losses may cause current and prospective customers to defer placing orders with us, to require terms that are less favorable to us, or to place their orders with competing marketing technology suppliers, which could adversely affects our business, financial condition and results of operations. On the same basis, third-party suppliers may refuse to do business with us, or may do so only on terms that are unfavorable to us, which also could cause our revenue to decline.

Because we do not have long-term purchase commitments from our customers, the failure to obtain anticipated orders or the deferral or cancellation of commitments could have adverse effects on our business.

Our business is characterized by short-term purchase orders and contracts that do not require that purchases be made. This makes forecasting our sales difficult. The failure to obtain anticipated orders and deferrals or cancellations of purchase commitments because of changes in customer requirements, or otherwise, could have a material adverse effect on our business, financial condition and results of operations. We have experienced such challenges in the past and may experience such challenges in the future.

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Our continued growth could be adversely affected by the loss of several key customers.

Our largest customers account for a majority of our total revenue on a pro forma, consolidated basis. We had three and two customers that accounted for 49% and 44% of accounts receivable as of September 30, 2015 and December 31, 2014, respectively. In addition, we had two customers that accounted for 52% of revenue for the three months ended September 30, 2015, and had three and two customers that accounted for 57% and 43% of our revenue for the nine months ended September 30, 2015 and 2014, respectively. As a result of the merger and system integration, sales concentration for the three months ended September 30, 2014 was unavailable. Decisions by one or more of these key customers and/or partners to not renew, terminate or substantially reduce their use of our products, technology, services, and platform could substantially slow our revenue growth and lead to a decline in revenue. Our business plan assumes continued growth in revenue, and it is unlikely that we will become profitable without a continued increase in revenue.

Most of our contracts are terminable by our customers with limited notice and without penalty payments, and early terminations could have a material effect on our business, operating results and financial condition.

Most of our contracts are terminable by our customers following limited notice and without early termination payments or liquidated damages due from them. In addition, each stage of a project often represents a separate contractual commitment, at the end of which the customers may elect to delay or not to proceed to the next stage of the project. We cannot assure you that one or more of our customers will not terminate a material contract or materially reduce the scope of a large project. The delay, cancellation or significant reduction in the scope of a large project or a number of projects could have a material adverse effect on our business, operating results and financial condition.

It is common for our current and prospective customers to take a long time to evaluate our products, most especially during economic downturns that affect our customers’ businesses. The lengthy and variable sales cycle makes it difficult to predict our operating results.

It is difficult for us to forecast the timing and recognition of revenue from sales of our products and services because our actual and prospective customers often take significant time to evaluate our products before committing to a purchase. Even after making their first purchases of our products and services, existing customers may not make significant purchases of those products and services for a long period of time following their initial purchases, if at all. The period between initial customer contact and a purchase by a customer may be years with potentially an even longer period separating initial purchases and any significant purchases thereafter. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of our products for various reasons, including:

●	reduced need to upgrade existing visual marketing systems;

●	introduction of products by our competitors;

●	lower prices offered by our competitors; and

●	changes in budgets and purchasing priorities.

Our prospective customers routinely require education regarding the use and benefit of our products. This may also lead to delays in receiving customers’ orders.

Our industry is characterized by frequent technological change. If we are unable to adapt our products and services and develop new products and services to keep up with these rapid changes, we will not be able to obtain or maintain market share.

The market for our products and services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, heavy competition and frequent new product and service introductions. If we fail to develop new products and services or modify or improve existing products and services in response to these changes in technology, customer demands or industry standards, our products and services could become less competitive or obsolete.

We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in using new technologies, developing new products and services or enhancing existing products and services in a timely and cost-effective manner. Furthermore, even if we successfully adapt our products and services, these new technologies or enhancements may not achieve market acceptance.

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A portion of business involves the use of software technology that we have developed or licensed. Industries involving the ownership and licensing of software-based intellectual property are characterized by frequent intellectual-property litigation, and we could face claims of infringement by others in the industry. Such claims are costly and add uncertainty to our operational results.

A portion of our business involves our ownership and licensing of software. This market space is characterized by frequent intellectual-property claims and litigation. We could be subject to claims of infringement of third-party intellectual-property rights resulting in significant expense and the potential loss of our own intellectual-property rights. From time to time, third parties may assert copyright, trademark, patent or other intellectual-property rights to technologies that are important to our business. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our business partners, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. If any such litigation resulted in an adverse ruling, we could be required to:

●	pay substantial damages;

●	cease the development, use, licensing or sale of infringing products;

●	discontinue the use of certain technology; or

●	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms or at all.

Our proprietary platform architectures and data tracking technology underlying certain of our services are complex and may contain unknown errors in design or implementation that could result in system performance failures or inability to scale.

The platform architecture, data tracking technology and integration layers underlying our proprietary platforms, our contract administration, procurement, timekeeping, content and network management, network services, device management, virtualized services, software automation and other tools, and back-end services are complex and include software and code used to generate customer invoices. This software and code is developed internally, licensed from third parties, or integrated by in-house personnel and third parties. Any of the system architecture, system administration, integration layers, software or code may contain errors, or may be implemented or interpreted incorrectly, particularly when they are first introduced or when new versions or enhancements to our tools and services are released. Consequently, our systems could experience performance failure or we may be unable to scale our systems, which may:

●	adversely impact our relationship with customers and others who experience system failure, possibly leading to a loss of affected and unaffected customers;

●	increase our costs related to product development or service delivery; or

●	adversely affect our revenues and expenses.

Our business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, our products and services.

Our business may be adversely affected by malicious applications that make changes to our customers’ computer systems and interfere with the operation and use of our products or products that impact our business. These applications may attempt to interfere with our ability to communicate with our customers’ devices. The interference may occur without disclosure to or consent from our customers, resulting in a negative experience that our customers may associate with our products and services. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. The ability to provide customers with a superior interactive marketing technology experience is critical to our success. If our efforts to combat these malicious applications fail, or if our products and services have actual or perceived vulnerabilities, there may be claims based on such failure or our reputation may be harmed, which would damage our business and financial condition.

We compete with other companies that have more resources, which puts us at a competitive disadvantage.

The market for interactive marketing technologies is generally highly competitive and we expect competition to increase in the future. Some of our competitors or potential competitors may have significantly greater financial, technical and marketing resources than us. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than us.

We expect competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product and service introductions or enhancements by our competitors could reduce sales and the market acceptance of our products and services, cause intense price competition or make our products and services obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. If we do not have sufficient resources to make these investments or are unable to make the technological advances necessary to be competitive, our competitive position will suffer. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could adversely affect our business and financial condition.

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Our future success depends on key personnel and our ability to attract and retain additional personnel.

Our key personnel include:

●	Richard Mills, our Chief Executive Officer;

●	John Walpuck, our Chief Financial and Chief Operating Officer; and

●	Alan Levy, our Vice President and Corporate Controller.

If we fail to retain our key personnel or to attract, retain and motivate other qualified employees, our ability to maintain and develop our business may be adversely affected. Our future success depends significantly on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. The loss of the services of our key employees could harm our business. We may be unable to retain our employees or to attract, assimilate and retain other highly qualified employees who could migrate to other employers who offer competitive or superior compensation packages.

Unpredictability in financing markets could impair our ability to grow our business through acquisitions.

We anticipate that opportunities to acquire similar businesses will materially depend on the availability of financing alternatives with acceptable terms. As a result, poor credit and other market conditions or uncertainty in financial markets could materially limit our ability to grow through acquisitions since such conditions and uncertainty make obtaining financing more difficult.

Our reliance on information management and transaction systems to operate our business exposes us to cyber incidents and hacking of our sensitive information if our outsourced service provider experiences a security breach.

Effective information security internal controls are necessary for us to protect our sensitive information from illegal activities and unauthorized disclosure in addition to denial of service attacks and corruption of our data. In addition, we rely on the information security internal controls maintained by our outsourced service provider. Breaches of our information management system could also adversely affect our business reputation. Finally, significant information system disruptions could adversely affect our ability to effectively manage operations or reliably report results.

Because our technology, products, platform, and services are complex and are deployed in and across complex environments, they may have errors or defects that could seriously harm our business.

Our technology, proprietary platforms, products and services are highly complex and are designed to operate in and across data centers, large and complex networks, and other elements of the digital media workflow that we do not own or control. On an ongoing basis, we need to perform proactive maintenance services on our platform and related software services to correct errors and defects. In the future, there may be additional errors and defects in our software that may adversely affect our services. We may not have in place adequate reporting, tracking, monitoring, and quality assurance procedures to ensure that we detect errors in our software in a timely manner. If we are unable to efficiently and cost-effectively fix errors or other problems that may be identified, or if there are unidentified errors that allow persons to improperly access our services, we could experience loss of revenues and market share, damage to our reputation, increased expenses and legal actions by our customers.

We may have insufficient network or server capacity, which could result in interruptions in our services and loss of revenues.

Our operations are dependent in part upon: network capacity provided by third-party telecommunications networks; data center services provider owned and leased infrastructure and capacity; the Company’s dedicated and virtualized server capacity located at its data center services provider partner and a geo-redundant micro-data center location; and the Company’s own infrastructure and equipment. Collectively, this infrastructure, equipment, and capacity must be sufficiently robust to handle all of our customers' web-traffic, particularly in the event of unexpected surges in high-definition video traffic and network services incidents. We may not be adequately prepared for unexpected increases in bandwidth and related infrastructure demands from our customers. In addition, the bandwidth we have contracted to purchase may become unavailable for a variety of reasons, including payment disputes, outages, or such service providers going out of business. Any failure of these service providers or the Company’s own infrastructure to provide the capacity we require, due to financial or other reasons, may result in a reduction in, or interruption of, service to our customers, leading to an immediate decline in revenue and possible additional decline in revenue as a result of subsequent customer losses.

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We do not have sufficient capital to engage in material research and development, which may harm our long-term growth.

In light of our limited resources in general, we have made no material investments in research and development over the past several years. This conserves capital in the short term. In the long term, as a result of our failure to invest in research and development, our technology and product offerings may not keep pace with the market and we may lose any existing competitive advantage. Over the long term, this may harm our revenues growth and our ability to become profitable.

Our business operations are susceptible to interruptions caused by events beyond our control.

Our business operations are susceptible to interruptions caused by events beyond our control. We are vulnerable to the following potential problems, among others:

●	our platform, technology, products, and services and underlying infrastructure, or that of our key suppliers, may be damaged or destroyed by events beyond our control, such as fires, earthquakes, floods, power outages or telecommunications failures;

●	we and our customers and/or partners may experience interruptions in service as a result of the accidental or malicious actions of Internet users, hackers or current or former employees;

●	we may face liability for transmitting viruses to third parties that damage or impair their access to computer networks, programs, data or information. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers; and

●	failure of our systems or those of our suppliers may disrupt service to our customers (and from our customers to their customers), which could materially impact our operations (and the operations of our customers), adversely affect our relationships with our customers and lead to lawsuits and contingent liability.

The occurrence of any of the foregoing could result in claims for consequential and other damages, significant repair and recovery expenses and extensive customer losses and otherwise have a material adverse effect on our business, financial condition and results of operations.

General global market and economic conditions may have an adverse impact on our operating performance and results of operations.

Our business has been and could continue to be affected by general global economic and market conditions. Weakness in the United States and worldwide economy has had and could continue to have a negative effect on our operating results, including a decrease in revenue and operating cash flow. To the extent our customers are unable to profitably leverage various forms of digital marketing technology and solutions, and/or the content we create, deliver and publish on their behalf, they may reduce or eliminate their purchase of our products and services. Such reductions in traffic would lead to a reduction in our revenues. Additionally, in a down-cycle economic environment, we may experience the negative effects of increased competitive pricing pressure, customer loss, slowdown in commerce over the Internet and corresponding decrease in traffic delivered over our network and failures by our customers to pay amounts owed to us on a timely basis or at all. Suppliers on which we rely for equipment, field services, servers, bandwidth, co-location and other services could also be negatively impacted by economic conditions that, in turn, could have a negative impact on our operations or revenues. Flat or worsening economic conditions may harm our operating results and financial condition.

The markets in which we operate are rapidly emerging, and we may be unable to compete successfully against existing or future competitors to our business.

The market in which we operate is becoming increasingly competitive. Our current competitors generally include general digital signage companies, specialized digital signage operators targeting certain vertical markets (e.g., financial services), content management software companies, or integrators and vertical solution providers who develop single implementations of content distribution, digital marketing technology, and related services. These competitors, including future new competitors who may emerge, may be able to develop a comparable or superior solution capabilities, software platform, technology stack, and/or series of services that provide a similar or more robust set of features and functionality than the technology, products and services we offer. If this occurs, we may be unable to grow as necessary to make our business profitable.

Whether or not we have superior products, many of these current and potential future competitors have a longer operating history in their current respective business areas and greater market presence, brand recognition, engineering and marketing capabilities, and financial, technological and personnel resources than we do. Existing and potential competitors with an extended operating history, even if not directly related to our business, have an inherent marketing advantage because of the reluctance of many potential customers to entrust key operations to a company that may be perceived as unproven. In addition, our existing and potential future competitors may be able to use their extensive resources:

●	to develop and deploy new products and services more quickly and effectively than we can;

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●	to develop, improve and expand their platforms and related infrastructures more quickly than we can;

●	to reduce costs, particularly hardware costs, because of discounts associated with large volume purchases and longer term relationships and commitments;

●	to offer less expensive products, technology, platform, and services as a result of a lower cost structure, greater capital reserves or otherwise;

●	to adapt more swiftly and completely to new or emerging technologies and changes in customer requirements;

●	to take advantage of acquisition and other opportunities more readily; and

●	to devote greater resources to the marketing and sales of their products, technology, platform, and services.

If we are unable to compete effectively in our various markets, or if competitive pressures place downward pressure on the prices at which we offer our products and services, our business, financial condition and results of operations may suffer.

RISKS RELATED TO THIS OFFERING AND OUR COMPANY

Because of our early stage of operations and limited resources, we may not have in place various processes and protections common to more mature companies and may be more susceptible to adverse events.

We are in an early stage of operations and have limited resources after incurring a significant amount of restructuring and integration costs. As a result, we may not have in place systems, processes and protections that many of our competitors have or that may be essential to protect against various risks. For example, we have in place only limited resources and processes addressing human resources, timekeeping, data protection, business continuity, personnel redundancy, and knowledge institutionalization concerns. As a result, we are at risk that one or more adverse events in these and other areas may materially harm our business, balance sheet, revenues, expenses or prospects.

Failure to achieve and maintain effective internal controls could limit our ability to detect and prevent fraud and thereby adversely affect our business and stock price.

Effective internal controls are necessary for us to provide reliable financial reports. Nevertheless, all internal control systems, no matter how well designed, have inherent limitations. Even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Our inability to maintain an effective control environment may cause investors to lose confidence in our reported financial information, which could in turn have a material adverse effect on our stock price. Importantly, our most recent Annual Report on Form 10-K discloses our finding of material weaknesses in our internal controls. For more information, please refer to Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on May 7, 2015.

Our controlling shareholder possesses controlling voting power with respect to our common stock and voting preferred stock, which will limit your influence on corporate matters.

Our controlling shareholder, Slipstream Communications, LLC, has beneficial ownership of 43,265,111 shares of common stock, including common shares are beneficially owned by an affiliate of Slipstream Communications named Slipstream Funding, LLC. These shares represent beneficial ownership of approximately 54.58% of our common stock as of the date of this prospectus. As a result, Slipstream Funding has the ability to control our management and affairs through the election and removal of our entire Board of Directors and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. Furthermore, this concentrated control will limit the practical effect of your participation in Company matters, through shareholder votes and otherwise.

Our Articles of Incorporation grant our Board of Directors the power to issue additional shares of common and preferred stock and to designate other classes of preferred stock, all without shareholder approval.

Our authorized capital consists of 250 million shares of capital stock. Pursuant to authority granted by our Articles of Incorporation, our Board of Directors, without any action by our shareholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Minnesota law. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

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Significant issuances of our common stock, or the perception that significant issuances may occur in the future, could adversely affect the market price for our common stock.

Significant actual or perceived potential future issuance our common stock could adversely affect the market price of our common stock. Generally, issuances of substantial amounts of common stock in the public market, and the availability of shares for future sale, including up to 20,268,959 shares of our common stock that are covered by the registration statement of which this prospectus is a part, and issued on account of convertible promissory notes or issuable upon exercise of outstanding warrants, could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial amount of time.

We cannot foresee the impact of potential securities issuances of common shares on the market for our common stock, but it is possible that the market for our shares may be adversely affected, perhaps significantly. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional equity capital.

Our common stock trades only in an illiquid trading market.

Trading of our common stock is conducted on the OTC Markets (OTC Pink). This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is not now and there may not ever be an active market for shares of our common stock.

In general, there has been minimal trading volume in our common stock. The small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We do not intend to pay dividends on our common stock for the foreseeable future. We will, however, pay dividends on our Series A Convertible Preferred Stock and our Series A-1 Convertible Preferred Stock.

When permitted by Minnesota law, we are required to pay dividends to the holders of our Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock, each share of which carries a $1.00 stated value. There are presently approximately 5.9 million shares of Series A Convertible Preferred Stock outstanding and 6.7 million shares of Series A-1 Convertible Preferred Stock outstanding. Our Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock entitles its holders to:

●	a cumulative 6% dividend, payable on a semi-annual basis in cash unless (i) we are unable to pay the dividend in cash under applicable law, or (ii) we have demonstrated positive cashflow during the prior quarter reported on our Form 10-Q, in which case we may at our election pay the dividend through the issuance of additional shares of preferred stock;

●	in the event of a liquidation or dissolution of the Company, a preference in the amount of all accrued but unpaid dividends plus the stated value of such shares before any payment shall be made or any assets distributed to the holders of any junior securities, including our common stock;

●	convert their preferred shares into our common shares at a conversion rate of $0.255 per share, subject, however, to full-ratchet price protection in the event that we issue common stock below the then-current conversion price (subject to certain customary exceptions); and

●	vote their preferred shares on an as-if-converted basis.

After August 20, 2017, we will have the right to call and redeem some or all of such preferred shares, subject to a 30-day notice period and certain other conditions, at a price equal to $1.00 per share plus accrued but unpaid dividends thereon. Holders of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock have no preemptive or cumulative-voting rights.

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We do not anticipate that we will pay any dividends for the foreseeable future on our common stock. Accordingly, any return on an investment in us will be realized only when you sell shares of our common stock. When legally permitted, we must expect to pay dividends to our preferred shareholders.

We do not have significant tangible assets that could be sold upon liquidation.

We have nominal tangible assets. As a result, if we become insolvent or otherwise must dissolve, there will be no tangible assets to liquidate and no corresponding proceeds to disburse to our shareholders. If we become insolvent or otherwise must dissolve, shareholders will likely not receive any cash proceeds on account of their shares.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares offered under this prospectus. We may, however, receive up to approximately $1,572,562 in proceeds upon the cash exercise of outstanding warrants with respect to which the resale of the underlying common shares is covered by this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in, or are incorporated by reference into, this prospectus. This discussion contains forward-looking statements that involve significant uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” elsewhere in this report. For further information, see “Risk Relating to Forward-Looking Statements” above.

Overview

The following discussion contains various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in the following discussion, the words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates” and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth under the caption “Risk Factors, ” in the Company’s Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission on May 7, 2015.

Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described in this document and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear. We do not undertake to update any forward-looking statement.

Our main operations are conducted directly through Creative Realities, Inc. (f/k/a Wireless Ronin Technologies, Inc.), and under our wholly owned subsidiaries Creative Realities, LLC, a Delaware limited liability company, Broadcast International, Inc., a Utah corporation, Wireless Ronin Technologies Canada, Inc., a Canadian corporation, and ConeXus World Global, LLC, a Kentucky limited liability company.

We generate revenue in this business by:

●	consulting with our customers to determine the technologies and solutions required to achieve their specific goals, strategies and objectives;

●	designing our customers’ digital marketing experiences, content and interfaces;

●	engineering the systems architecture delivering the digital marketing experiences we design – both software and hardware – and integrating those systems into a customized, reliable and effective digital marketing experience;

●	managing the efficient, timely and cost-effective deployment of our digital marketing technology solutions for our customers;

●	delivering and updating the content of our digital marketing technology solutions using a suite of advanced media, content and network management software products; and

●	maintaining our customers’ digital marketing technology solutions by: providing content production and related services; creating additional software-based features and functionality; hosting the solutions; monitoring solution service levels; and responding to and/or managing remote or onsite field service maintenance, troubleshooting and support calls.

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These activities generate revenue through: bundled-solution sales; service fees for consulting, experience design, content development and production, software development, engineering, implementation, and field services; software license fees; and maintenance and support services related to our software, managed systems and solutions.

Our Sources of Revenue

We generate revenue through digital marketing solution sales, which include system hardware, software design and development, consulting, software licensing, deployment, and maintenance and support services.

We currently market and sell our technology and solutions primarily through our sales and business development personnel, but we also utilize agents, strategic partners, and lead generators who provide us with access to additional sales, business development and licensing opportunities.

Our Expenses

Our expenses are primarily comprised of three categories: sales and marketing, research and development, and general and administrative. Sales and marketing expenses include salaries and benefits for our sales, business development solution management and marketing personnel, and commissions paid on sales. This category also includes amounts spent on marketing networking events, promotional materials, hardware and software to prospective new customers, including those expenses incurred in trade shows and product demonstrations, and other related expenses. Our research and development expenses represent the salaries and benefits of those individuals who develop and maintain our proprietary software platforms and other software applications we design and sell to our customers. Our general and administrative expenses consist of corporate overhead, including administrative salaries, real property lease payments, salaries and benefits for our corporate officers and other expenses such as legal and accounting fees.

Critical Accounting Policies and Estimates

The Company's significant accounting policies are described in Form 10-K for the year ended December 31, 2014. There have been no changes in the critical accounting policies and estimates. The Company’s consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. Certain accounting policies involve significant judgments, assumptions, and estimates by management that could have a material impact on the carrying value of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Results of Operations

Note: All dollar amounts reported in Results of Operations are in thousands, except per-share information.

Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014

The following discussions are based on the unaudited condensed consolidated statements of operations for the three months and nine months ended September 30, 2015 and 2014 and notes thereto. The tables presented below compare our results of operations from one period to another, and present the results for each period and the change in those results from one period to another in both dollars and percentage change.

Our consolidated comparisons include certain historical data, transaction entries, journal entries, and chart of account classifications that are not uniformly consistent across Creative Realities, LLC, Wireless Ronin Technologies, Inc. and Broadcast International, Inc. As a result, certain assessments and qualitative descriptions related to our consolidated results cannot be compared directly, and may not fully or accurately reflect actual changes in the specific statement of operations line-item category or subcategory at this time.

The columns present the following:

●	The first two data columns in each table show the dollar results for each period presented

●	The columns entitled “$ Increase (Decrease)” and “% Increase (Decrease)” show the change in results, both in dollars and percentages. For example when net sales increase from one period to the next that change is shown as a positive. When net sales decrease from one period to the next, that change is shown as a negative in both columns.

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Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014

	Three Months Ended
	Sept. 30,	% of total	Sept. 30,	% of total	$ Increase	% Increase
(In thousands)	2015	sales	2014	sales	(Decrease)	(Decrease)

Sales	3,369	100%	4,420	100%	(1,051)	-23.8%
Cost of sales	1,858	55.1%	3,100	70.1%	(1,242)	-40.1%
Gross profit (exclusive of depreciation and amortization shown separately below)	1,511		1,320
Sales and marketing expenses	247	7.3%	411	9.3%	(164)	-39.9%
Research and development expenses	25	0.7%	121	2.7%	(96)	-79.3%
General and administrative expenses	1,479	43.9%	2,013	45.5%	(534)	-26.5%
Depreciation and amortization expense	439	13.0%	206	4.7%	233	113.1%
Loss on lease termination	638	18.9%	-		638
Total operating expenses	2,828	83.9%	2,751	62.2%	77	2.8%
Operating loss
Other income (expenses):
Interest expense	(302)	-9.0%	(26)	-0.6%	(-276)	NM
Change in fair value of warrant liability	(15)	-0.4%	593	13.4%	608	NM
Other income	(60)	-1.8%	-	-	(60)	NM
Total other expense	(377)	-11.2%	567	12.8%	(944)	-166.5%
Net loss	(1,694)	-50.3%	(864)	-19.5%	(830)	96.1%

Sales

Sales decreased by $1,051 or 24% in the third quarter of 2015 compared to the third quarter of 2014, primarily due to a decrease of $877 in hardware sales and a decrease of $174 in software/services sales. This change is a result of the shifting sales mix following the August 2014 merger. We plan to continue to prioritize sales in software servicing.

Gross Profit

Gross profit margin on a percentage basis increased from 30% to 45% in the third quarter of 2015 compared to the third quarter of 2014, and it increased by an estimated $191 in absolute dollars during the same period. The increase is primarily due to the shift in revenues toward software/services which has higher margins.

Sales and Marketing Expenses

Sales and marketing expenses decreased by $164 in the third quarter of 2015 compared to the third quarter of 2014. The decrease is mainly due to a decrease in payroll related expenses.

Research and Development Expenses

Research and development expenses decreased by $96 in the third quarter of 2015 compared to the third quarter of 2014. The decrease is due to our capitalizing certain internal development costs for its client based software in the second quarter.

General and Administrative Expenses

General and administrative expenses have decreased by $534 in the third quarter of 2015 compared to the third quarter of 2014. The decrease is mainly the result of a $650 decrease in payroll related expenses. In 2014 the Company accrued $585 in severance costs related to the merger with Wireless Ronin. The decrease is partially offset by a write-off of $230 as the Company negotiated a settlement with one of its former customers.

Depreciation and Amortization Expenses

Depreciation and amortization expenses increased by $233 in the third quarter of 2015 compared to the third quarter of 2014 primarily as a result of the merger with Wireless Ronin took place on August 20, 2014 and only approximately ½ of the quarter’s expense was recognized last year.

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Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The tables presented below compare our results of operations from one period to another, and present the results for each period and the change in those results from one period to another in both dollars and percentage change.

Our consolidated comparisons include certain historical data, transaction entries, journal entries, and chart of account classifications that are not uniformly consistent across Creative Realities, LLC, Wireless Ronin Technologies, Inc. and Broadcast International, Inc. As a result, certain assessments and qualitative descriptions related to our consolidated results cannot be compared directly, and may not fully or accurately reflect actual changes in the specific statement of operations line-item category or subcategory at this time.

Creative Realities, LLC was the "accounting acquirer" in the merger transaction, while Wireless Ronin Technologies, Inc. ("WRT") (the registrant) was the "legal acquirer," and therefore the merger was accounted for as a reverse acquisition. In accordance with reverse acquisition accounting, the historical financial statements of the registrant will become those of Creative Realities, with the financial results of WRT included only beginning with the merger date. Each of the comparisons below incorporate the financial results of WRT beginning from the merger date of August 20, 2014 through the year ended December 31, 2014.

The columns present the following:

●	The first two data columns in each table show the dollar results for each period presented.

●	The columns entitled “$ Increase (Decrease)” show the change in results, in dollars. For example when net sales increase from one period to the next that change is shown as a positive period to the next, that change is shown as a negative in both columns.

	For the Years Ended December 31,
	(in thousands)
	2014	2013
Sales	$13,418	$11,572
Cost of sales	10,052	10,561
Gross profit (exclusive of depreciation and amortization shown separately below)	3,366	1,011
Sales and marketing expenses	1,179	906
Research and development expenses	492	-
General and administrative expenses	5,765	2,624
Depreciation and amortization expense	817	295
Total operating expenses	8,253	3,825
Operating loss	(4,886)	(2,814)
Other income (expenses):
Interest expense	(32)	(33)
Other income	(8)	-
Change in fair value of warrant liability	1,127	-
Total other expense	1,087	(33)
Net loss	$(3,799)	$(2,848)

	For the Years Ended December 31,
	2014	2013
Sales	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization shown separately below)	74.9%	91.3%
Gross profit	25.1%	8.7%
Sales and marketing expenses	8.8%	7.8%
Research and development expenses	3.7%	0.0%
General and administrative expenses	43.0%	22.7%
Depreciation and amortization expense	6.1%	2.6%
Total operating expenses	61.5%	33.1%
Operating loss	(36.4)%	(24.3)%
Other income (expenses):		(0.3)%
Interest expense	(0.2)%	0.0%
Other income	(0.0)%	0.0%
Change in fair value of warrant liability	8.4%
Total other expense	8.1%	(0.3)%
Net loss	(28.3)%	(24.6)%

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Sales

Sales increased by $1,846 or 16% in 2014 compared to 2013, primarily reflecting the increase associated with incorporating the sales results of WRT beginning from the merger date of August 20, 2014.

Gross Profit

Gross profit margin on a percentage basis increased to 25% in 2014 from 9% in 2013, and increased by an estimated $2,355 in absolute dollars during the same period. Both the increase in gross profit margin and increase in absolute dollars are generally the result of the increase in sales overall, the improved mix of higher margin services and lower estimated hardware sales overall.

Sales and Marketing Expenses

Sales and marketing expenses generally include the salaries, taxes, and benefits of our sales and marketing personnel, as well as trade show activities, travel, and other related sales and marketing costs. Total sales and marketing expenses increased 30% to $1,178 in 2014 from $906 in 2013. The increase is primarily due to an increase of $238 in total marketing related expenses across the combined company.

Research and Development Expenses

Research and development expenses increased to $492 in 2014 compared to $0 in 2013. The increase is attributable to the payroll related expenses of our software development personnel and consultants responsible for maintaining, supporting and enhancing our proprietary content management system platforms acquired in connection with the merger transactions described herein.

General and Administrative Expenses

Total general and administrative expenses increased 120% to $5,765 in 2014 from $2,624 in 2013. The increase is mainly the result of an increase of $1,554 in payroll related expenses related to the acquisitions, some of which are nonrecurring, as it includes approximately $585 of one-time severance costs. We performed a comprehensive review of our aged outstanding accounts receivables across the consolidated company, and increased our allowance for doubtful accounts by $417, resulting in a one-time increase in bad debt expense. The increase in general and administrative expenses is also attributable to increases of approximately $253, $154 and $403 in legal, accounting and consulting professional fees, respectively, as well as an increase of $65 in commercial insurance expenses, and various other increases in other general and administrative expenses associated with the consolidated company.

Depreciation and Amortization Expenses

Depreciation and amortization expenses increased 177% to $817 in 2014 from $295 in 2013 primarily as a result of $506 associated with the amortization of intangible assets acquired in the WRT merger transaction.

Business Realignment, Integration, and Restructuring

We believe Creative Realities, Inc. is uniquely positioned to achieve the following objectives: (i) become a global leader in helping our clients manage their digital assets and improve their shopping experiences; (ii) achieve, maintain and subsequently increase operating profitability given the ongoing business realignment, integration and restructuring summarized herein; and (iii) serve as a platform for industry consolidation by selectively acquiring, realigning and integrating other companies in our industry sector.

The following information is provided to permit investors and other stakeholders to more fully understand how management measures and evaluates our ongoing operating performance and progress towards achieving our objectives. We believe this information, the non-GAAP financial measure presented below, and the future reporting of such non-GAAP financial measure in our quarterly Form 10-Q Reports are important in evaluating the cumulative progress and financial impacts of the realignment, integration and restructuring Actions summarized below; our operating performance on a consistent basis, independent from our consolidated GAAP financial results which contain a series of non-cash and other amounts and adjustments not directly applicable to the operating performance of our core business, and the effectiveness of our budgeting and planning processes, personnel and other investments, resource allocation and management, and other matters.

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Background

In late June 2014, we began the planning process for the anticipated closing of the August 2014 merger transactions described herein. Over approximately the past 18 months this planning process has included reviews of some or all of our: existing client relationships and agreements; sales and account management practices; software, service and product pricing; portfolio of product and solution offerings; technology platforms; operating processes, practices and procedures; information systems; management reporting; leadership and management teams; personnel; contractors and vendors; facilities; and other matters. These reviews have resulted in our initiating the actions listed below.

Our primary objective in undertaking these actions was to realign, integrate and restructure our operations on an ongoing basis to achieve non-GAAP operating profitability, and ultimately achieve and maintain positive cash flows from operations as soon as practicable.

Actions

Since late June 2014 we have initiated each of the actions set forth below, among others. Each action is designed to improve the efficiency of our operations, increase our revenues, and reduce our cost structure. Each action is ongoing and subject to continuous review and improvement.

●	Realigning and reorganizing our sales, account management, and business development personnel, priorities, and operating practices;

●	Reviewing the project and service profitability of existing client relationships (e.g., pricing, agreements, service commitments, resources consumed) and winding down, terminating or renewing certain client relationships with modified business terms;

●	Terminating, replacing, and/or insourcing, certain vendors, contractors and consultants;

●	Relocating, consolidating, and then making our network operations center geographically redundant, while improving role definition and changing service and installation practices and procedures;

●	Implementing an initiative at the management level designed to identify and execute upon a series of tasks and activities targeting operational improvements, cost reductions, and revenue enhancements;

●	Overhauling certain of the Company’s client-facing master agreements to become more client-centric; support the Company’s comprehensive and unique offering of services, software and products; and strengthen certain protections and rights of the Company;

●	Implementing and enforcing certain unified practices across the consolidated Company, including: project management; service dispatch; help desk and Level 2-3 support; proposal development; billing; accounting; client-facing service agreement; and various administrative matters;

●	Consolidating and optimizing our facilities footprint, and related personnel and operations, including subletting portions of certain facilities, and subletting or terminating leases for entire locations;

●	Restructuring our workforce and reducing our monthly payroll expense;

●	Optimizing the size, roles and responsibilities, reporting structures, total payroll and incentive compensation related to our leadership team across the realigned, integrated and restructured Company;

●	Enhancing the features, capabilities, functionality, service and presentation layers, tools, and performance of our existing content and network management systems to support the evolving needs and requirements of our clients;

●	Upgrading or discontinuing certain versions our content and network management systems and system components in production, reducing overall development and future support costs;

●	Improving the training, documentation, operational expertise and knowledgebase of our employees responsible for client implementations and solutions involving third party content and network management software provided by our channel partners or required by our clients;

●	Upgrading, modifying and adapting our enterprise resource planning/customer relationship management (ERP/CRM) information system to our new organization, processes, service model, and management reporting needs;

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●	Upgrading and improving the integration of our accounting system with our ERP/CRM system, and related processes; and

●	Transforming the culture and personnel from that of the stand-alone predecessor companies to one focused much more on being client-centric, profitable, and accountable to our clients, our co-workers, and ultimately our shareholders.

We plan to continue to execute upon the actions summarized above, and initiate additional actions in connection with our existing operations, the acquisitions referenced in this Report, and potential additional acquisitions in the future.

Impact of Actions

The aggregate cumulative effect of the foregoing actions has established a new fixed cost base and level of operating efficiency at the consolidated Company. During the period from June 2014 through the date of this report we have reduced our average recurring monthly cost structure (i.e., excluding non-cash expenses, one-time severance and restructuring costs, transaction costs, and other one-time adjustments) by approximately 49% or approximately $6.2 million annually (non-GAAP disclosure).

We believe the consolidated Creative Realities, Inc. is positioned to be the global leader helping retailers and brands use the latest technology to improve their shopping experiences. We also believe that the combination of the foregoing actions, excluding significant transaction and other one-time costs related to our ongoing restructuring efforts and organizational realignment, will result in greater sales, margin, scale and operating efficiencies, all of which will ultimately lead to operating profitability and positive cash flows from operations.

Our cash and cash equivalents balances as of the date of this report and potential financing needs in 2016 reflect a number of factors, including: the completed and ongoing realignment, integration and restructuring actions above, among others; a series of one-time transaction costs associated with the Creative Realities, LLC and Broadcast International merger transactions; effectively managing and converting our sales pipeline to increase nonrecurring and recurring revenue as well as mitigate the risk and tendency for the timing of certain converted business opportunities to shift throughout the year and subsequently affect our forecasting; and our ongoing ability to continue to effectively manage and optimize our expenses, fixed cost base and working capital needs associated with funding a growing business delivering and supporting several large projects in a rapidly evolving industry.

Liquidity and Capital Resources

We incurred net losses and negative cash flows from operating activities for the three and nine months ended September 30, 2015 and 2014. At September 30, 2015, we had cash and cash equivalents of $264 and working capital of $(5,604). Cash used in operating activities for the nine months ended September 30, 2015 was $(1,953).

Management believes that, despite its losses to date and while we can provide no assurance that our ongoing integration efforts will be successful, the operations of the combined Company resulting from the completed acquisitions and related restructuring actions will provide greater sales, margins, scale and operating efficiencies, all of which we believe will ultimately lead to operating profitability and positive cash flows from operations. We have certain payment plans and settlements setup with certain vendors. We expect that our future available capital resources will consist primarily of cash on hand, any cash generated from our business operations and future equity and/or debt financings or support, if any, to support our growth objectives, ongoing working capital needs, and 2016 business plan. As of the date of this report, management believes that its existing working capital resource, together with projected cash flows, are sufficient to fund its operations through at least June 30, 2016. Our capital requirements depend on many factors, including our ability to successfully address our short-term liquidity and capital resource needs, market and sell our products and services, develop new products and services and establish and leverage our strategic partnerships. Any additional equity financings may be dilutive to shareholders and may be completed at a discount to market price. Public or private debt financing, if available, would likely involve restrictive covenants similar to or more restrictive than those contained in the Series A Convertible Preferred Stock Offering. There can be no assurance we will successfully complete any future equity or debt financing.

Disruptions in the economy and constraints in the credit markets have caused companies to reduce or delay capital investment. Some of our prospective customers may cancel or delay spending on the development or rollout of capital and technology projects with us due to continuing economic uncertainty. Difficult economic conditions have adversely affected certain industries in particular, including the retail, automotive, and restaurant industries, in which we have major customers. We could also experience lower than anticipated order levels from current customers, cancellations of existing but unfulfilled orders, and extended payment or delivery terms. Economic conditions could also materially impact us through insolvency of our suppliers or current customers.

Our capital requirements depend on many factors, including our ability to successfully address our short-term liquidity and capital resource needs, market and sell our products and services, develop new products and services and establish and leverage our strategic partnerships. In order to meet our needs, we will likely be required to raise additional funding through public or private financings, including equity financings. Any additional equity financings may be dilutive to shareholders and may be completed at a discount to market price. Debt financing, if available, would likely involve restrictive covenants similar to or more restrictive than those contained in the Series A Convertible Preferred Stock Offering. There can be no assurance we will successfully complete any future equity or debt financing.

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Management continues to seek financing on favorable terms. Nevertheless, there can be no assurance that any such financing can be obtained on favorable terms, if at all.

Our future depends upon our ability to create profitable business operations and obtain additional financing as required. If we are unable to generate sufficient revenue, adjust our operating expenses so as to maintain positive working capital, or find financing, then we will be forced to cease operations and investors will lose their entire investment.

Operating Activities

We do not currently generate positive cash flow. Our operational costs have been greater than sales generated to date. As of September 30, 2015, we had an accumulated deficit of $(12,562). The cash flow (used in) operating activities was $(1,953) and $(2,857) for the nine months ended September 30, 2015 and 2014, respectively. The majority of the cash consumed by operations for both periods was attributed to our net losses of $(5,915) and $(2,410) for the nine months ended September 30, 2015 and 2014, respectively.

Investing Activities

Net cash used in investing activities during the nine months ended September 30, 2015 was $(585) compared to $(1,178) during 2014.

Financing Activities

Net cash provided by financing activities during the nine months ended September 30, 2015 was $2,229 compared to $6,300 in 2014 due to additional convertible debt and convertible stock financing completed in 2014.

Contractual Obligations

We have no material commitments for capital expenditures, and we do not anticipate any significant capital expenditures for the remainder of 2016.

Off-Balance Sheet Arrangements

During the nine months ended September 30, 2015, we did not engage in any off-balance sheet arrangements set forth in Item 303(a)(4) of Regulation S-K.

BUSINESS

General

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology solutions to retailers, brand marketers, venue-operators, enterprises, non-profits and other organizations throughout the United States and a growing number of international markets. Our technology and solutions include: digital merchandising systems, interactive digital shopping assistants and kiosks, mobile digital marketing platforms, digital wayfinding platforms, digital menu board systems, dynamic signage, and other digital marketing technologies. We enable our clients’ engagement with consumers by using combinations of our technology and solutions that interact with mobile, social media, point-of-sale, wireless networks and web-based platforms. We have expertise in a broad range of existing and emerging digital marketing technologies, as well as the following related aspects of our business: content, network management, and connected device software and firmware platforms; customized software service layers; hardware platforms; digital media workflows; and proprietary processes and automation tools. We believe we are one of the world’s leading digital marketing technology companies focused on helping retailers and brands use the latest technologies to create better shopping experiences.

Our main operations are conducted directly through Creative Realities, Inc. (f/k/a Wireless Ronin Technologies, Inc.), and under our wholly owned subsidiaries Creative Realities, LLC, a Delaware limited liability company, Broadcast International, Inc., a Utah corporation, Wireless Ronin Technologies Canada, Inc., a Canadian corporation, and ConeXus World Global, LLC, a Kentucky limited liability company.

We generate revenue in this business by:

●	consulting with our customers to determine the technologies and solutions required to achieve their specific goals, strategies and objectives;

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●	designing our customers’ digital marketing experiences, content and interfaces;

●	engineering the systems architecture delivering the digital marketing experiences we design – both software and hardware – and integrating those systems into a customized, reliable and effective digital marketing experience;

●	managing the efficient, timely and cost-effective deployment of our digital marketing technology solutions for our customers;

●	delivering and updating the content of our digital marketing technology solutions using a suite of advanced media, content and network management software products; and

●	maintaining our customers’ digital marketing technology solutions by: providing content production and related services; creating additional software-based features and functionality; hosting the solutions; monitoring solution service levels; and responding to and/or managing remote or onsite field service maintenance, troubleshooting and support calls.

These activities generate revenue through: bundled-solution sales; service fees for consulting, experience design, content development and production, software development, engineering, implementation, and field services; software license fees; and maintenance and support services related to our software, managed systems and solutions.

The tables below summarize our financial results and condition as of the nine and three months ended September 30, 2015 (unaudited) and as of the years ended December 31, 2014 and 2013 (audited).

	September 30, 2015 (3 Months Ended)	September 30, 2015 (9 Months Ended)
Revenues	$3,369,000	$8,197,000
Net loss to common shareholders	$(1,175,000)	$(6,192,000)
Current assets	$2,861,000	$2,861,000
Current liabilities	$8,465,000	$8,465,000
Total assets	$18,032,000	$18,032,000
Total liabilities	$10,383,000	$10,383,000
Shareholders’ equity	$5,924,000	$5,924,000

	December 31, 2014	December 31, 2013
Revenues	$13,418,000	$11,571,698
Net loss to common shareholders	$(5,014,000)	$(2,847,679)
Current assets	$5,489,000	$3,330,727
Current liabilities	$6,633,000	$4,619,537
Total assets	$21,876,000	$5,117,281
Total liabilities	$9,090,000	$4,644,506
Shareholders’ equity	$11,254,000	$472,775

Industry Background

Over approximately the past 18-24 months, certain digital marketing technology industry trends are creating the opportunity for retailers, brands, venue-operators, enterprises, non-profits and other organizations to create innovative shopping, marketing, and informational experiences for their customers and other stakeholders in various venues worldwide. These trends include: (i) the expectations of technology-savvy consumers (ii) addressing on-line competitors by improving physical experiences (iii) accelerating decline in the cost of hardware configurations (primarily flat panel displays) and software media players; (ii) the continued evolution of mobile, social, software and hardware technologies, applications and tools; (iii) the increasing sophistication of social networking platforms; (iv) increasingly complex customer requirements related to their specific digital marketing technology and solution objectives; and (v) customers challenging service providers with the delivery of a satisfactory consumer experience with the traditional pressure on reducing overall operating costs.

As a result, a growing number of retailers, brands, venue-operators and other organizations have identified the need and opportunity to implement increasingly cost-effective and “sales-lifting” digital marketing, and interactive experiences to market to their customers. These include: creating unique and customized experiences for targeted, timely offerings and relevant promotions; improving engagement resulting in increased sales; and increasing shopping basket size. Our clients believe that capitalizing on these industry trends is increasingly critical to any successful “store of the future” retail and brand sales environment, especially where sales staff turnover is high, training outcomes are inconsistent and product knowledge is low.

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Companies are accomplishing their strategies by implementing various digital marketing technology solutions, which: are implemented in multiple forms and types of configurations and locations; attempt to achieve any of a broad range of individual or combination of objectives; contain various levels of targeting; have the ability to instantly manage single or multiple locations remotely from a customer’s desktop or other connected device at each location; and are built to deliver or contain a standard or customized experience unique to and within the customer’s environment. Examples of such solutions include:

●	Digital Merchandising Systems, which aim to inform and interact with customers through various types of content in an integrated experience, improve in-store customer experiences and increase overall sales, upsells, and/or cross-sales;

●	Digital Sales Assistants, which aim to replace or augment existing sales resources and the level of interactive and informational sales assistance inside the store;

●	Digital Way-Finders, which aim to help customers navigate their way around individual retail stores and multi-store locations or venues, or within individual brand categories;

●	Digital Kiosks, which aim to provide data, specialized and customized broadcasts, promotional information and coupons, train, and other forms of information and interaction with customers in a variety of deployment forms, types, configurations and experiences;

●	Digital Menu-Board Systems, which aim to enable various types of restaurant operators the ability to remotely and on a scheduled basis, update and modify menu information, promotions, and other forms of content dynamically;

●	Dynamic Digital Signage which aims to deliver and manage in-store marketing and advertising campaigns, specialized and customized broadcasts, and various other forms of messaging targeting customers in a particular experience or environment.

Marketing and Market Information

We currently market and sell our marketing technology solutions through our direct sales force and word-of-mouth referrals from existing customers. Select strategic partnerships and lead generation programs also drive business to the Company through targeted business development initiatives. We market to companies that seek digital marketing solutions across multiple connected devices and who specifically seek or could benefit from enhancements to the customer experience offered in their stores, venues, brands or organizations.

Our digital marketing technology solutions have application in a wide variety of industries. The industries in which we sell our solutions are established and include of hospitality, branded retail, automotive, food service and retail healthcare, but the planning, development, implementation and maintenance of technology-enabled experiences is relatively new and evolving. Moreover, a number of participants in these industries have only recently started considering or expanding the adoption of these types of technologies, solutions and experiences as part of their overall marketing strategies.

Market Strategy

We believe that our existing business model is highly scalable and can be expanded successfully as we continue to grow organically and integrate our recent merger transactions, strengthen our operational practices and procedures, further streamline our administrative office functions, and continue to capitalize on various marketing programs and activities.

Another key component of our business and market strategy, especially given the evolving industry dynamics in which we operate, is also to acquire and integrate other operating companies in the industry in conjunction with pursuing our organic growth objectives. We believe that the selective acquisition and successful integration of certain companies will: accelerate our growth; enable us to aggregate multiple customer bases onto a single business and technology platform; provide us with greater operating scale; enable us to leverage a common set of processes and tools, and cost efficiencies; and ultimately result in higher operating profitability and cash flow from operations. Our management team is actively pursuing and evaluating alternative acquisition opportunities on an ongoing basis. Our management team and Board of Directors have broad experience with the execution, integration and financing of acquisitions. We believe that, based on the foregoing and other factors, the Company can successfully serve as a consolidator of multiple business and technology platforms serving similar markets.

Seasonality

A portion of our customer activity is influenced by seasonal effects related to traditional end of calendar year peak retail sales periods and other factors that arise from our target customer base. Nevertheless, our revenues can be materially affected by the launch of new markets, the timing of production rollouts, and other factors, any of which have the ability to reduce or outweigh certain seasonal effects.

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Effect of General Economic Conditions on our Business

We believe that demand for our services is increasing in part as a result of recovering retail-related real estate investments and new construction since the economic crash beginning in the fall of 2008; and the recent economic recovery in general. These general economic improvements generally make it easier for our customers to justify decisions to invest in digital marketing technology solutions.

Regulation

We are subject to regulation by various federal and state governmental agencies. Such regulation includes radio frequency emission regulatory activities of the U.S. Federal Communications Commission, the consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Product Safety Commission, and environmental regulation in areas in which we conduct business. Some of the hardware components that we supply to customers may contain hazardous or regulated substances, such as lead. A number of U.S. states have adopted or are considering “takeback” bills addressing the disposal of electronic waste, including CRT style and flat panel monitors and computers. Electronic waste legislation is developing. Some of the bills passed or under consideration may impose on us, or on our customers or suppliers, requirements for disposal of systems we sell and the payment of additional fees to pay costs of disposal and recycling. Presently, we do not believe that any such legislation or proposed legislation will have a materially adverse impact on our business.

Competition

While we believe there is presently no direct competitor with the comprehensive offering of technologies, solutions and services we provide to our customers, there are individual competitors who offer pieces of our solution stack. These include digital signage software companies such as Stratacache, Four Winds Interactive, or ComQi; marketing services companies such as Sapient Nitro or digital signage systems integrators such as Convergent. Some of these competitors may have significantly greater financial, technical and marketing resources than we do and may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. We believe that our sales and business development capabilities, network operations center capabilities, our comprehensive offering of digital marketing technology solutions, brand awareness, focus, and proprietary processes are the primary factors affecting our competitive position.

Territories

We sell products and services primarily throughout North America.

Employees

We have approximately 62 employees. We believe our relationship with our employees is good, and we have not suffered any work stoppages or labor disputes. We do not have any employees that operate under collective-bargaining agreements.

Legal Proceedings

We are involved in a variety of legal claims and proceedings incidental to our business, including customer bankruptcy and employment-related matters from time to time, and other legal matters that arise in the normal course of business. We believe these claims and proceedings are not out of the ordinary course for a business of the type and size in which we are engaged. While we are unable to predict the ultimate outcome of these claims and proceedings, management believes there is not a reasonable possibility that the costs and liabilities of such matters, individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

In November 2014, we initiated a breach-of-contract lawsuit against a customer and certain parties related to that customer for failure to pay. The defendants have answered and asserted counterclaims. In the event we are unable to reach a negotiated settlement with the defendants, we intend to vigorously litigate our claims and contest the defendants’ counterclaims. At this time, we do not believe the litigation matter is likely to have a material and adverse impact on the Company.

In November 2014, a former vendor alleging our failure to pay outstanding invoices initiated a breach-of-contract lawsuit against us. We are in the process of preparing an answer and asserting certain counterclaims. In the event we are unable to reach a negotiated settlement with the vendor, we intend to vigorously litigate our counterclaims and contest those claims made against us. At this time, we do not believe the litigation matter is likely to have a material and adverse impact on the Company.

Properties

Our headquarters is located at 22 Audrey Place, Fairfield, New Jersey 07004. The corporate phone number is (973) 244-9911. At that location, we have approximately 18,000 square-feet of space, which we also believe is sufficient for our projected near-term future growth. The monthly lease amount is currently $19,743 and escalates to $22,974 by the end of the lease term on September 2020. We also sublet approximately 10,000 additional square feet for $12.50 per square foot. Additionally, we have an operations center in Minnetonka, Minnesota 55345. At this location, we have approximately 19,000 square feet of office and warehouse space under a lease that extends through January 2018. The monthly lease amount is $15,223 and escalates to $16,639 by the end of the lease term. Effective November 2014, we are subletting approximately 9,000 square feet of the Minnetonka space at an annual rate of $11 per square foot subject to annual increases of 2.5%. We also lease office space of approximately 10,000 square feet to support its Canadian operations at a facility located at 4510 Rhodes Drive, Suite 800, Windsor, Ontario under a lease that goes through June 30, 2016 with a monthly rental payment of $3,802 CAD per month. During 2015, the Company’s subsidiary ConeXus World Global, LLC entered into operating lease agreements for various office and warehouse space at locations in California, Texas, New York and Kentucky. The leases have terms ranging from one to six years.

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MANAGEMENT

General

Our Board of Directors consists of Alec Machiels (Chairman), David Bell, and Donald Harris. The following table sets forth the name and position of each of our current directors and executive officers.

Name	Age	Positions
Alec Machiels	41	Director (Chairman)
David Bell	71	Director
Donald Harris	62	Director
Richard Mills	60	Director, Chief Executive Officer
John Walpuck	54	Chief Financial Officer and Chief Operating Officer
Patrick O’Brien	69	Director

The biographies of the above-identified individuals are set forth below:

Alec Machiels is a Partner at Pegasus Capital Advisors, L.P., a private equity fund manager, and joined our Board of Directors in August 2014 in connection with the Creative Realities merger. Mr. Machiels is a member of the Executive and Investment Committees at Pegasus Capital Advisors. He has over 15 years of private equity investing and investment banking experience. Mr. Machiels is a current director serving on the Board of Directors of Molycorp, Inc. Previously, Mr. Machiels was a Financial Analyst in the Financial Services Group at Goldman Sachs International in London and in the Private Equity Group at Goldman Sachs and Co. in New York. Investments in which he has been highly involved in include Pure Biofuels, Molycorp Minerals, Traxys, Slipstream Communications, Coffeyville Resources and Merisant Company. He also served as a member of the Board of Trustees of the American Federation of Arts where he chaired the endowment committee. Mr. Machiels is a graduate of Harvard Business School, KU Leuven Law School in Belgium and Konstanz University in Germany.

David Bell joined our Board of Directors in August 2014 in connection with the Creative Realities merger. Mr. Bell brings over 40 years of advertising and marketing industry experience to the board, including serving as CEO of three of the largest companies in the industry–Bozell Worldwide, True North Communications and The Interpublic Group of Companies, Inc. Since 2007, Mr. Bell has led Slipstream Communications, which is an international company providing strategic branding, digital marketing, and public relations services and served as a Senior Advisor to Google Inc. from 2006 to 2009. He is currently a Senior Advisor to AOL and has been an Operating Advisor at Pegasus Capital Advisors since 2004. He has also served on the boards of multiple publicly traded companies, including Lighting Science Group Corporation and Point Blank Solutions, Inc., and Primedia, Inc., and served as President and CEO of The Interpublic Group of Companies Inc. from 2003 to 2005. Mr. Bell currently serves on the Board of Directors of Time, Inc.

Donald A. Harris was appointed to our Board of Directors in August 2014 in connection with the Broadcast International merger. He has been President of 1162 Management, the General Partner of 5 Star Partnership, a private equity firm, since June 2006. Mr. Harris has been President and Chief Executive Officer of UbiquiTel Inc., a telecommunications company organized by Mr. Harris and other investors, since its inception in September 1999 and also its Chairman since May 2000. Mr. Harris served as the President of Comcast Cellular Communications Inc. from March 1992 to March 1997. Mr. Harris received a Bachelor of Science degree from the United States Military Academy and an MBA from Columbia University. Mr. Harris’s experience in the telecommunications industry and his association with private equity funding will be valuable to us.

Richard Mills is currently our Chief Executive Officer. Mr. Mills possesses over 31 years of industry experience. He was previously Chief Executive Officer of ConeXus World Global, a leading digital media services company, which he founded in 2010, and which was acquired by Creative Realities as reported herein. Prior to founding ConeXus, Mr. Mills was President and Director at Beacon Enterprise Solutions Group, Inc., a public telecom and technology infrastructure services provider. Previous to that, he joined publicly traded Pomeroy Computer Resources, Inc. in 1993 and served as Chief Operating Officer and a member of the Board of Directors from 1995 until 1999. Mr. Mills helped grow sales at Pomeroy during his time there from $100 million to $700 million. Mr. Mills was also a founder of Strategic Communications LLC.

John Walpuck has served as our Chief Operating Officer and Chief Financial Officer since April 2014. Mr. Walpuck brings over 25 years of experience in financial and general management to Creative Realities, and over 20 years of experience in a broad range of digital media services, software, Internet services, online businesses, and other technology industry sectors. Prior to Creative Realities, Mr. Walpuck served as the Chief Operating Officer and Chief Financial Officer of AllDigital, Inc. a digital broadcasting solutions company for the period from 2010 through 2013. Mr. Walpuck also served as the President and CEO of Disaboom, Inc., an online business and social network dedicated to people with disabilities, where he worked from 2007 to 2010. Prior to Disaboom, from 2005 to 2007, he served as the Senior Vice President and Chief Financial Officer of Nine Systems Corporation, a digital media services company. Mr. Walpuck has an MBA from the University of Chicago. He is a CMA, CPA and holds other professional certifications.

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Patrick O’Brien has been a member of our Board of Directors since November 2015. Mr. O’Brien is the Managing Director & Principal of Granville Wolcott Advisors, which he formed in 2009 to provide consulting, due diligence and asset management services. Mr. O’Brien is a seasoned executive and business advisor, with 40 years of multi-unit international management experience with an emphasis in financial analysis and strategic business development. During the past five years, Mr. O’Brien has served on the boards of Merriman Holdings, Inc., Ironclad Performance Wear Corporation, Cinedigm, Inc., and is Chairman and CEO of LVI Liquidation Corp. (formerly Livevol, Inc.) He is a graduate of the Eli Broad School of Business of Michigan State University with BA in Hotel Management

Under our corporate bylaws, all of our directors serve for indefinite terms expiring upon the next annual meeting of our shareholders. The holders of a majority of our outstanding Series A Convertible Preferred Stock also have the right, but not the obligation, to designate one person to serve as a director on our board. As of the date of this prospectus, the preferred shareholders have not exercised this right.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director. With regard to Mr. Machiels, the Board of Directors considered his background and experience with the private investing market and his long-standing oversight of the Creative Realities business during such time as it was wholly owned by the Pegasus Capital. With regard to Mr. Bell, the board considered his deep experience within the advertising and marketing industries and his prior management of large enterprises. Finally, with regards to Mr. Harris, the Board of Directors considered his extensive experience in the telecommunications industry and association with private equity investors.

The Company does not have a standing nominating committee, compensation committee or audit committee. Instead, the entire Board of Directors shares the responsibility of identifying potential director-nominees to serve on the Board of Directors, making compensation decisions and performing the functions of an audit committee. The board believes the engagement of all directors in these functions is important at this time in the Company’s development in light of the Company’s recent acquisition activities.

The Board of Directors has determined that only Mr. Harris is “independent,” as such term is defined in Section 5605(a)(2) of the Nasdaq listing rules, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The preceding disclosure respecting director independence is required under applicable SEC rules. Nevertheless, as a corporation whose shares are listed for trading on the OTC Markets, we presently are not required to have any independent directors at all on our board, or any independent directors serving on any particular committees of the Board of Directors. The Board of Directors has determined that at least one member of the board, Mr. Machiels, is an “audit committee financial expert” as that term is defined in Regulation S-K promulgated under the Securities Exchange Act of 1934. Mr. Machiels’s relevant experience in this regard is detailed above, which includes past employment experience in finance and investment banking. Mr. Machiels is not an “independent” member of the board as described above. The Board of Directors has determined that each director is able to read and understand fundamental financial statements.

Recent Changes and New Employment Arrangements

On August 20, 2014, our directors Steve Birke, Scott Koller and Howard Liszt resigned their positions on our Board of Directors, and Messrs. Paul Price, Alec Machiels and David Bell were appointed by the board to fill the vacancies created by those resignations. At the time of their resignations, Messrs. Birke and Liszt each served on the board’s audit and compensation committees. On the same date, Mr. Scott Koller resigned his position as our Chief Executive Officer but retained the title of President, and Mr. Paul Price was appointed as our Chief Executive Officer. Mr. John Walpuck retained his titles as our Chief Financial Officer and Chief Operating Officer.

In connection with the appointment of Paul Price as our Chief Executive Officer, we entered into an employment agreement with Mr. Price. The agreement was effective for a one-year term, with one-year automatic renewal periods unless the Company or Mr. Price elected not to extend the employment term. Under the agreement, Mr. Price was eligible to participate in performance-based cash bonus or equity award plans for the Company’s senior executives. Mr. Price also participated in employee benefit plans, policies, programs, perquisites and arrangements to the extent he met eligibility and other requirements.

On August 20, 2014, we entered into an agreement with Mr. Scott Koller to amend our employment agreement with him. The amendment provides that Mr. Koller will remain employed by us for a six-month period unless the Company or Mr. Koller delivers a written notice of termination with at least 60 days advance notice. It further provides that upon termination of Mr. Koller’s employment without cause, as defined in the original agreement, whether by us or upon Mr. Koller’s resignation with a minimum 60-day notice, Mr. Koller is entitled to receive severance payments equal to 12 months of his then-current base salary, payable over 12 months. The amendment also increased Mr. Koller’s annual salary to $325,000 per year. On September 30, 2014, we delivered Mr. Koller a written notice of termination, which termination was effective December 4, 2014.

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On May 5, 2015, we entered into a Separation Agreement and Release with Paul Price in connection with our separation with him effective April 13, 2015. In the Separation Agreement and Release, we agreed to pay Mr. Price a cumulative severance amount of $400,000 on a prescribed basis, to vest one year’s worth of Mr. Price’s then-outstanding options (i.e., options for the purchase of up to 938,357 common shares at a per-share price of $0.45) and to permit him to exercise such options through October 9, 2024. The Separation Agreement and Release also contained a mutual release of claims, subject, however, to certain enumerated exceptions.

On October 15, 2015, Richard Mills was appointed to our Board of Directors. Mr. Mills also became our Chief Executive Officer. As a result of this appointment, Mr. John Walpuck is no longer our Chief Executive Officer, but retained his titles of Chief Financial Officer and Chief Operating Officer. In connection with the appointment of Richard Mills as the Chief Executive Officer, we entered into an employment agreement with Mr. Mills. Under the employment agreement, Mr. Mills will serve as Chief Executive Officer for a two-year term, which automatically renews for additional one-year periods unless either we or Mr. Mills elects not to extend the term. The agreement provides for provides for an initial annual base salary of $270,000, subject to annual increases but generally not subject to decreases, and includes provisions for the right to receive up to 4,951,557 performance shares of common stock in connection with a series of performance-based requirements. Under the agreement, Mr. Mills is eligible to participate in performance-based cash bonus or equity award plans for our senior executives. Mr. Mills will participate in our employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets applicable eligibility requirements.

In November, 2015 Patrick O’Brien was appointed to our Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for 2014 and 2013:

Name and Principal Position (a)	Year	Salary ($)(b)	Bonus ($)	Stock Awards ($)(c)	Option Awards ($)(c)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Paul Price	2014	145,000	0	0	1,340,739		0	0	1,485,739
Chief Executive Officer and Director (d)

John Walpuck	2014	180,000	0	0	318,386		0	9,101	507,487
Interim Chief Executive Officers, Chief Financial Officer and Chief Executive Officer

Scott W. Koller	2014	301,612	25,000	0	79,632		0	0	406,244
President, Chief Executive Officer and Director (e)	2013	265,000	0	0	60,742		0	400	326,142

Darin P. McAreavey	2014	71,803	500	0	33,192	(g)	0	0	105,495
Senior Vice President and Chief Financial Officer (f)	2013	215,000	0	0	30,371		0	400	245,771

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(a)	Messrs Price and Walpuck joined the company effective August, 2014 and May 2014, respectively. On August 20, 2014, Mr. Koller resigned his position as Director and Chief Executive Officer. Mr. Koller terminated his employment with the company effective December 4, 2014. He is entitled to receive severance payments equal to 12 months of his then-current salary payable over 12 months. Mr. McAreavey’s employment with the Company terminated May 2014.

(b)	Represents their prorated annual base salaries of $400,000 for Mr. Price, $240,000 for Mr. Walpuck, $325,000 for Mr. Koller, and $215,000 for Mr. McAreavey.

(c)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation are those set forth in Note 7 to the consolidated financial statements in Wireless Ronin’s Annual Report on Form 10-K for the year ended December 31, 2013.

(d)	Mr. Price separated with the Company effective April 13, 2015.

(e)	Mr. Koller separated with the Company effective December 4, 2014.

(f)	Mr. McAreavey separated with the Company in May 2014.

(g)	Upon termination of McAreavey’s employment with the Company, this stock option was forfeited and cancelled prior to vesting.

The material terms of employment agreements and payments to be made upon a change in control are discussed below, in the narrative following “Potential Payments upon Termination or Change in Control.”

Our named executive officers are eligible for retirement benefits on the same terms as non-executives under the company’s defined contribution 401(k) retirement plan. Employees may contribute pretax compensation to the plan in accordance with current maximum contribution levels proscribed by the Internal Revenue Service. There is currently no plan for an employer contribution match.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock options and restricted stock awards held by our named executive officers as of December 31, 2014:

	Option Awards (a)						Stock Awards
	Number of		Number of Securities				Number	Market value
	Securities		Underlying				of shares	of shares
	Underlying		Unexercised				or units of	or units of
	Unexercised		Options		Option		stock	stock
	Options		(#)		Exercise	Option	that has	that have
	(#)		Non-		Price	Expiration	not vested	not vested
Name	Exercisable		Exercisable		($)	Date	(#)	($)
Paul Price *	0		3,753,427	(b)	$0.45	10/9/2024	0	0

John Walpuck	170,000	(c)			$0.65	5/29/2024	0	0
	50,000	(c)			$0.62	8/18/2024
			480,685	(e)	$0.45	10/9/2024

Scott W. Koller **	34,000	(d)			$11.00	4/27/2019	0	0
	15,000	(e)			$12.25	3/17/2020
	20,000	(c)			$5.85	3/23/2021
	20,000	(c)			$5.35	2/16/2022
	50,000	(c)			$1.80	2/13/2023
			180,000	(c)	$0.79	1/14/2024

(a)	Unless otherwise indicated, represents shares issuable upon the exercise of stock options granted under our Amended and Restated 2006 Equity Incentive Plan.

(b)	This stock option becomes exercisable to the extent of 12.5 percent of shares purchasable thereunder semiannually over four years beginning on April 9, 2015.

(c)	These stock options became fully exercisable upon the effectiveness of the Company’s merger transaction with Creative Realities, LLC.

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(d)	This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on April 27, 2009, with additional increments of 25 percent becoming exercisable annually thereafter.

(e)	This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on March 17, 2011, with additional increments of 25 percent becoming exercisable annually thereafter.

*	Mr. Price separated with the Company effective April 13, 2015.

**	Mr. Koller separated with the Company effective December 4, 2014.

Employment Agreements and Potential Payments upon Termination or Change in Control

We employ Richard Mills as our Chief Executive Officers and John Walpuck as our Chief Financial Officer and Chief Operating Officer. Mr. Mills agreement is effective for a two-year term, which automatically renews for additional one-year periods unless either the Company or Mr. Walpuck elects not to extend the employment term. The agreement provides for an initial annual base salary of $270,000, subject to annual increases but generally not subject to decreases Mr. Walpuck’s employment agreement is effective for a one-year term, which automatically renews for additional one-year periods unless either the Company or Mr. Walpuck elects not to extend the employment term. The agreement provides for an initial annual base salary of $240,000, subject to annual increases but generally not subject to decreases.

Under their respective agreements, Mr. Mills and Mr. Walpuck are eligible to participate in performance-based cash bonus or equity award plans for the Company’s senior executives. In addition, Mr. Mills and Mr. Walpuck will participate in employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets eligibility and other requirements.

Under Mr. Mills’ employment agreement, he is entitled to 17 days of paid time off. In addition, upon any termination of employment Mr. Mills will receive his then-earned base salary through the date of termination, payment for the amount of any accrued and unpaid paid time off, and, if such termination was effected by the Company without “cause,” or if it was effected by Mr. Mills for “good reason,” or if such termination is effected by the Company within 12 months of a “change of control” that occurred during Mr. Mills’ tenure with the Company, as such terms are defined in his employment agreement, then (other than in cases involving Mr. Mills’ death or disability) Mr. Mills will be entitled to receive severance payments aggregating to an amount equal to six months of his then-current base salary. Mr. Mills would also be entitled to customary benefits regarding health insurance (COBRA) for a one-year period following any such termination.

Under Mr. Walpuck’s employment agreement, he is entitled to 17 days of paid time off. In addition, upon any termination of employment Mr. Walpuck will receive his then-earned base salary through the date of termination, payment for the amount of any accrued and unpaid paid time off, and, if such termination was effected by the Company without “cause,” or if it was effected by Mr. Walpuck for “good reason,” or if such termination is effected by the Company within 12 months of a “change of control” that occurred during Mr. Walpuck’s tenure with the Company, as such terms are defined in his employment agreement, then (other than in cases involving Mr. Walpuck’s death or disability) Mr. Walpuck will be entitled to receive severance payments aggregating to an amount equal to six months of his then-current base salary. Mr. Walpuck would also be entitled to customary benefits regarding health insurance (COBRA) for a one-year period following any such termination.

Upon the termination of a named executive officer or change in control of the company, a named executive officer may be entitled to payments or the provision of other benefits, depending on the triggering event. The potential payments for each named executive officer who is currently employed with our company were determined as part of the negotiation of each of their employment agreements, and the board believes that the potential payments for the triggering events are in line with current compensation trends.

Non-Employee Director Compensation

Our board periodically reviews and makes policy regarding the components and amount of non-employee director compensation. Directors who are employees of our company receive no fees for their services as director.

In January 2014, our Board of Directors awarded each non-employee director a ten-year option for the purchase of 60,000 shares of common stock under our Amended and Restated 2006 Non-Employee Director Stock Option Plan. Such options become exercisable to the extent of 25 percent of the shares purchasable thereunder on the date of grant with additional increments of 25 percent becoming exercisable annually thereafter. In accordance with the terms of the Amended and Restated 2006 Non-Employee Director Stock Option Plan, the exercise price of each option is $0.79 per share, representing the closing price of our common stock on the OTC Bulletin Stock Market on January 14, 2014.  These options became fully vested upon the effectiveness of the Company’s merger with Creative Realities, LLC.

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Director Compensation Table

Compensation of our non-employee directors during 2014 appears in the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(b)	Total ($)
Alec Machiels	0	0	0	0
David Bell	0	0	0	0
Don Harris	0	0	0	0
Kent O. Lillemoe	4,500	4,500	25,848	34,848
Howard Liszt (c)	4,500	4,500	25,848	9,000
Steven Birke (c)	11,000	11,000	25,848	22,000

(a)	Represents the grant date fair value of restricted stock granted during the year calculated as the closing price of our common stock on the date of grant, in accordance with ASC Topic 718.

(b)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation are those set forth in Note 7 to the consolidated financial statements in Wireless Ronin’s Quarterly Report on Form 10-Q for the period ended March 31, 2014. The Company used a zero percent forfeiture rate assumption for its non-employee director options as it does not expect significant turnover on its board.

(c)	Option awards granted to Messrs Liszt and Birke during 2014 expired and become non-exercisable upon each of their respective resignations from the Board of Directors in August, 2014.

Those who served as non-employee directors during 2014 held the following unexercised stock options at December 31, 2014:

	Option Awards
	Number of Securities Underlying		Number of Securities Underlying
Name	Unexercised Options (#) Exercisable		Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Alec Machiels	0		0	0
David Bell	0		0	0
Don Harris	0		0	0
Kent O. Lillemoe	8,000	(a)	0	6.25	8/15/2021
	6,542	(b)	0	5.35	2/16/2022
	20,000	(b)	0	1.80	2/13/2013
	60,000	(b)	0	0.79	1/14/2024

(a)	This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on August 15, 2011, with additional increments of 25 percent becoming exercisable annually thereafter.

(b)	These stock options became fully exercisable upon the effectiveness of the Company’s merger transaction with Creative Realities, LLC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the close of business on February 5, 2016, we had outstanding three classes of voting securities—common stock, of which there were 64,686,994 shares issued and outstanding; Series A Convertible Preferred Stock, of which there were 5,903,714 shares issued and outstanding; and Series A-1 Convertible Preferred Stock, of which there were 6,688,637 shares issued and outstanding. Each share of common stock is currently entitled to one vote on all matters put to a vote of our shareholders, and each share of preferred stock votes on an as-converted basis, which means that each preferred share is currently entitled to two and one-half votes on all matters put to a vote of our shareholders. Our preferred stock votes together with our common stock as a single class. The following table sets forth the number of common shares and percentage of outstanding common shares, beneficially owned as of February 5, 2016, by:

●	each person known by us to be the beneficial owner of more than five percent of our outstanding common stock

●	each current director

●	each executive officer of the Company and other persons identified as a named executive in our most recent Annual Report on Form 10-K, and

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●	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each of the following persons is 22 Audrey Place, Fairfield, New Jersey 07004, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name and Address	Common Shares Beneficially Owned [1]	Percentage of Common Shares [1]
Slipstream Funding, LLC [2] c/o Pegasus Capital Advisors, L.P. 99 River Road Cos Cob, CT 06807	30,349,949	45.66%
Slipstream Communications, LLC [3] c/o Pegasus Capital Advisors, L.P. 99 River Road Cos Cob, CT 06807	43,265,111	54.58%
RFK Communications, LLC [4]	10,002,471	15.25%
Horton Capital Partners Fund, L.P. [5]	6,818,679	9.68%
Mill City Ventures III, Ltd. [6]	4,732,721	6.91%
John Walpuck [7]	320,000	*
Donald A. Harris [8]	2,235,123	3.45%
Alec Machiels [9]	0	*
David Bell [10]	0	*
Richard Mills [11]	7,682,936	11.65%
Patrick O’Brien [12]	0	*
All current executive officers and directors as a group [13]	10,238,059	15.51%

* less than 1%

1	Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares of the Company. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage of Common Shares” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.

2	Investment and voting power over shares held by Slipstream Funding, LLC is held by Slipstream Communications, LLC, its sole member. See footnote 3 for further information regarding Slipstream Communications, LLC. The share figure includes 1,779,015 shares of common stock issuable upon exercise of an outstanding warrant issued to the shareholder in connection with the Company’s merger transaction with Creative Realities, LLC.

3	Investment and voting power over shares held by Slipstream Communications, LLC is held by BCOM Holdings, LP, its managing member. Slipstream Communications is the sole member of Slipstream Funding, LLC, and as a result share figure includes the 28,570,934 shares of common stock, and 1,779,015 common shares issuable upon exercise of an outstanding warrant, issued to and held by Slipstream Funding, LLC in connection with the merger transaction with Creative Realities, LLC. Share figure also includes 2,617,580 common shares issued on account of a convertible promissory note, and 1,037,947 common shares purchasable upon exercise of outstanding warrants.

4	Includes 648,214 common shares issued on account of a convertible promissory note, and 267,857 common shares purchasable upon exercise of outstanding warrants. The warrants to purchase shares held by RFK Communications, LLC contain “blocker” provisions that limits its ability to exercise such warrants to the extent that such exercise would cause the shareholder’s beneficial ownership in the Company to exceed 4.99% of the Company’s shares outstanding. The calculation of beneficial ownership does not take into account the effect of such “blocker” provisions.

5	Includes 633,111 common shares issued on account of a convertible promissory note, and 267,857 common shares purchasable upon exercise of outstanding warrants. The warrants to purchase shares held by Horton Capital Partners Fund, LP contain “blocker” provisions that limits its ability to exercise such warrants to the extent that such exercise would cause the shareholder’s beneficial ownership in the Company to exceed 4.99% of the Company’s shares outstanding. The calculation of beneficial ownership does not take into account the effect of such “blocker” provisions.

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6	Includes 191,520 common shares issued on account of a convertible promissory note, and 1,071,429 common shares purchasable upon exercise of outstanding warrants. The warrants to purchase shares held by Mill City Ventures III, Ltd. contain “blocker” provisions that limits its ability to exercise such warrants to the extent that such exercise would cause the shareholder’s beneficial ownership in the Company to exceed 4.99% of the Company’s shares outstanding. The calculation of beneficial ownership does not take into account the effect of such “blocker” provisions.

7	Mr. Walpuck is our Chief Financial Officer and Chief Operating Officer. Shares reflected in the table are common shares issuable upon exercise of vested options.

8	Mr. Harris is a director of the Company. Share figure includes an aggregate of 96,154 shares purchasable upon the exercise of outstanding options, 2,677 shares purchasable upon the exercise of outstanding warrants, and 1,334 outstanding shares over which Mr. Harris holds sole voting power but no investment power. In addition, share figure includes 319,092 common shares issued upon the conversion of an unsecured convertible promissory note offered and sold to Mr. Harris in June 2014 together with a related warrant for the purchase of 156,250 common shares.

9	Mr. Machiels is a director of the Company.

10	Mr. Bell is a director of the Company.

11	Mr. Mills is a director of the Company and Chief Executive Officer. Share figure includes 6,447,142 shares issued as merger consideration in connection with the merger with ConeXus World Global, LLC and 1,235,794 shares of Series A-1 Convertible Stock.

12	Mr. O’Brien is a director of the Company.

13	Includes Messrs. Walpuck, Harris, Machiels, Bell, Mills and O’Brien.

SELLING SHAREHOLDERS

The following table lists the total number of shares of our common stock beneficially owned by the selling stockholders as of February 5, 2016, based on information furnished or available to us, and after this offering. Except as indicated by the footnotes below, we believe, based on the information furnished or available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. A total of 20,268,959 shares are covered for resale under this prospectus and included in this table.

Selling Shareholder	Total Number of Shares Beneficially Owned Before Offering (1)	Number of Common Shares Offered Upon Conversion of Convertible Notes or Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering (1)
Equity Trust Company FBO Leonid Frenkel (2)	2,431,311	2,431,311	*
Slipstream Communications, LLC (3)	43,265,111	3,552,790	41.88%
KBKR Investments, LLC (4)	3,053,571	3,053,571	*
Brio Capital Master Fund, Ltd. (5)	1,832,143	1,832,143	*
RFK Communications, LLC (6)	10,002,471	916,071	10.68%
Richard Smithline (7)	3,003,229	3,003,229	*
Mill City Ventures III, Ltd. (8)	4,732,721	3,603,875	1.32%
Horton Capital Partners Fund, LP (9)	6,818,679	900,969	6.58%

* less than one percent

(1)	For purposes of the selling shareholder table and consistent with Commission rules, beneficial ownership includes any shares as to which the shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the shareholder that he, she or it is a direct or indirect beneficial owner of those shares. Shares beneficially owned after offering reflect the number of shares that would be beneficially owned by a shareholder after the sale of all shares offered under this prospectus.

(2)	Includes 1,791,311 common shares issuable on account of a convertible promissory note, and 640,000 common shares purchasable upon exercise of outstanding warrants.

(3)	Includes 2,617,580 common shares issuable on account of a convertible promissory note, and 935,210 common shares purchasable upon exercise of outstanding warrants.

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(4)	Includes 2,160,714 common shares issuable on account of a convertible promissory note, and 892,857 common shares purchasable upon exercise of outstanding warrants.

(5)	Includes 1,296,428 common shares issuable on account of a convertible promissory note, and 535,714 common shares purchasable upon exercise of outstanding warrants.

(6)	Includes 648,214 common shares issuable on account of a convertible promissory note, and 267,857 common shares purchasable upon exercise of outstanding warrants.

(7)	Includes 2,110,371 common shares issuable on account of a convertible promissory note, and 892,857 common shares purchasable upon exercise of outstanding warrants.

(8)	Includes 2,532,446 common shares issuable on account of a convertible promissory note, and 1,071,429 common shares purchasable upon exercise of outstanding warrants.

(9)	Includes 633,111 common shares issuable on account of a convertible promissory note, and 267,857 common shares purchasable upon exercise of outstanding warrants.

MARKET INFORMATION

Our common stock is listed for trading on the OTC Markets (OTC Pink), under the symbol “CREX.” The transfer agent and registrar for our common stock is Registrar & Transfer, Inc., 10 Commerce Drive, Cranford, New Jersey 07016. The following table sets forth the high and low bid prices for our common stock as reported by the OTC Markets in 2015, 2014 and 2013. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions. Trading in the Company’s common stock during the period represented was sporadic, exemplified by low trading volume and many days during which no trades occurred. Prior to September 17, 2014, our common stock traded under the symbol “RNIN.”

Market Price (high/low)
For the Fiscal Year	2015	2014	2013
First Quarter	$ 0.40 – 0.20	$ 1.13 – 0.53	$ 4.28 – 1.41
Second Quarter	$ 0.45 – 0.17	$ 0.89 – 0.60	$ 1.60 – 0.80
Third Quarter	$ 0.25 – 0.11	$ 0.75 – 0.41	$ 0.98 – 0.64
Fourth Quarter	$ 0.30 – 0.12	$ 0.73 – 0.2	$ 0.83 – 0.37

On February 5, 2016, the last practicable date before the filing of this prospectus, the last reported sales price of our common stock on the OTCQB was $0.23 per share. As of that date, there were approximately 355 holders of record of our common stock.

Holders of our common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our Board of Directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. In addition, we must first pay dividends on our Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock as described under the caption “Description of Equity Securities” below. The current dividend payable to the holders of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock aggregates to up to $171,360 and $41,602, respectively, on a semi-annual basis (although under certain circumstances we may be able to satisfy our dividend-payment obligations relating to the Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock through the issuance of additional shares of preferred stock). Other than with respect to shares of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock, future dividend policy is subject to the sole discretion of our Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

DESCRIPTION OF EQUITY SECURITIES

The following is a description of the common stock we are registering, our outstanding preferred stock, and certain material provisions of Minnesota law, our Articles of Incorporation, and our corporate bylaws. The following is only a summary and is qualified by applicable law, our Articles of Incorporation, and our corporate bylaws. Copies of our Articles of Incorporation and corporate bylaws are included as exhibits to the registration statements of which this prospectus is a part and are available as set forth under “Where You Can Find More Information.”

General

As of the date of this prospectus, there were 64,686,994 shares of our common stock issued and outstanding, held of record by approximately 355 holders, there were 5,903,714 shares of our Series A Convertible Preferred Stock issued and outstanding, held of record by 58 holders, and there were 6,688,637 shares of our Series A-1 Convertible Preferred Stock issued and outstanding, held of record by four holders. Our authorized capital consists of 250,000,000 shares of capital stock, $0.01 par value per share, of which 200,000,000 shares are available for issuance as common stock, and 50,000,000 shares are available for issuance as preferred stock. Of the authorized preferred shares, we presently have designated 7,000,000 shares for issuance as our “Series A Convertible Preferred Stock” and 2,500,000 shares for issuance as our “Series A-1 Convertible Preferred Stock.”

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Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. The holders of our Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock are entitled to vote together with the holders of our common stock on an as-converted basis. Presently, each share of outstanding Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock is convertible into two and one-half shares of our common stock. Shareholders are not entitled to vote cumulatively for the election of directors. Nevertheless, the holders of a majority of our Series A Convertible Preferred Stock are entitled to designate one person for appointment to our Board of Directors. This right of designation is contained in the Securities Purchase Agreement we entered into with the purchasers of Series A Convertible Preferred Stock effective August 18, 2014. As of the date of this prospectus, the holders of preferred stock have not exercised their right to designate a person for appointment to our board.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions. Nevertheless, we must first pay dividends on our Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock. The current dividend payable to the holders of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock aggregates to up to $171,360 and $41,602, respectively on a semi-annual basis (although under certain circumstances we may be able to satisfy our dividend-payment obligations relating to the Series A Convertible Preferred Stock through the issuance of additional shares of preferred stock).

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities and after the satisfaction of the liquidation preference owed to the holders of our Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock. Specifically, the aggregate liquidation preference to which the holders of Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock are presently entitled is equal to the sum of (i) the $7,396,354 aggregate stated value of their shares plus (ii) any accrued but unpaid dividends thereon. If we have any other preferred stock outstanding at such time, holders of that preferred stock may be entitled to distribution or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Of our 250 million shares of authorized capital, we have 50,000,000 shares authorized for issuance as preferred stock, of which 7,000,000 have been designated as “Series A Convertible Preferred Stock” and 2,500,000 have been designated as “Series A-1 Convertible Preferred Stock.”

Each share of Series A Convertible Preferred Stock carries a $1.00 stated value and entitles its holders to:

●	a cumulative 6% dividend, payable on a semi-annual basis in cash unless (i) we are unable to pay the dividend in cash under applicable law, or (ii) we have demonstrated positive cashflow during the prior quarter reported on our Form 10-Q, in either of which case we may at our election pay the dividend through the issuance of additional shares of preferred stock;

●	in the event of a liquidation or dissolution of the Company, a preference in the amount of all accrued but unpaid dividends plus the stated value of such shares before any payment shall be made or any assets distributed to the holders of any junior securities, including our common stock;

●	convert their preferred shares into our common shares at a conversion rate of $0.255 per share, subject, however, to full-ratchet price protection in the event that we issue common stock below the then-current conversion price, (subject to certain customary exceptions); and

●	vote their preferred shares on an as-if-converted basis.

After August 20, 2017, we will have the right to call and redeem some or all of such preferred shares, subject to a 30-day notice period and certain other conditions, at a price equal to $1.00 per share plus accrued but unpaid dividends thereon.

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Each share of Series A-1 Convertible Preferred Stock carries a $1.00 stated value and entitles its holders to:

●	a cumulative 6% dividend, payable on a semi-annual basis in cash unless (i) we are unable to pay the dividend in cash under applicable law, or (ii) we have demonstrated positive cashflow during the prior quarter reported on our Form 10-Q, in either of which case we may at our election pay the dividend through the issuance of additional shares of preferred stock;

●	in the event of a liquidation or dissolution of the Company, a preference in the amount of all accrued but unpaid dividends plus the stated value of such shares before any payment shall be made or any assets distributed to the holders of any junior securities, including our common stock;

●	convert their preferred shares into our common shares at a conversion rate of $0.255 per share, subject, however, to full-ratchet price protection in the event that we issue common stock below the then-current conversion price (subject to certain customary exceptions); and

●	vote their preferred shares on an as-if-converted basis.

Anti-Takeover Provisions

The following is a description of certain provisions of the Minnesota Business Corporation Act and our corporate bylaws that are likely to discourage any unfriendly attempt to obtain control of the Company. This summary does not purport to be complete and is qualified in its entirety by reference to the Minnesota Business Corporation Act and our corporate bylaws.

Minnesota Business Combination Act

We are subject to the Minnesota Business Combination Act, Section 302A.673 of the Minnesota Business Corporation Act. Subject to certain qualifications and exceptions, the statute prohibits an “interested shareholder” of certain Minnesota corporations that are termed “issuing public corporations” (which definition Creative Realities satisfies) from effecting any “business combination” with the corporation for a period of four years from the date the shareholder becomes an “interested shareholder” unless the corporation’s Board of Directors approved the business combination prior to the shareholder becoming an “interested shareholder” or otherwise approved the shareholder becoming an “interested shareholder.”

An “interested shareholder” is defined to include (i) any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation, or (ii) any affiliate or associate of the corporation, that, within the prior four-year period has at any time directly or indirectly beneficially owned 10% or more of the voting power of the then-outstanding stock of the corporation.

The term “business combination” is defined broadly to include, among other things:

●	the merger, consolidation or share exchange of the corporation with the interested shareholder or any corporation that is, or after the merger, consolidation or share exchange would be, an affiliate or associate of the interested shareholder (subject to certain exceptions);

●	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder or any affiliate or associate of the interested shareholder, of assets of the corporation or any subsidiary (i) having an aggregate market value of 10% or more of the corporation’s consolidated assets, (ii) having an aggregate market value of 10% or more of the market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis (subject to certain exceptions); or

●	the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the outstanding stock of the corporation (subject to certain exceptions).

The statute is designed to protect minority shareholders by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The statute’s prohibition on the issuance or transfer to an interested shareholder of 5% or more of the aggregate market value of the outstanding stock of a corporation is subject to an exemption for shares purchased pursuant to the exercise of rights offered on a pro rata basis to all shareholders, such as this rights offering.

Bylaws

Certain provisions of our corporate bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our Board of Directors will have sufficient time to act in what our Board of Directors believes to be in the best interests of our Company and our shareholders. Nevertheless, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders. These provisions are summarized below.

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Advance Notice Provisions for Raising Business or Nominating Directors. Sections 2.2 and 3.3 of our bylaws contain advance-notice provisions relating to the ability of shareholders to raise business at a shareholder meeting and make nominations for directors to serve on our Board of Directors. These advance-notice provisions generally require shareholders to raise business within a specified period of time prior to a meeting in order for the business to be properly brought before the meeting. Similarly, our bylaws prescribe the timing of submissions for nominations to our Board of Directors and the certain of factual and background information respecting the nominee and the shareholder making the nomination.

Limited Shareholder Action in Writing. Our bylaws provide that shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting by fewer than all shareholders entitled to vote. This provision is consistent with the Minnesota Business Corporation Act, which does not allow for fewer than all shareholders of a public corporation to take action other than at an actual meeting of the shareholders.

Number of Directors and Vacancies. Our bylaws provide that the number of directors shall initially consist of seven persons, with the precise number of directors comprising the board shall be determined from time to time by the board itself. The prescribed number of directors comprising the board may be increased (but not decreased) by a majority of the directors then serving on the board. The bylaws also provide that our board has the right, except as may be provided in the terms of any series of preferred stock created by resolutions of the board, to fill vacancies, including vacancies created by any decision of our board to increase the number of directors comprising the board.

Articles of Incorporation – Blank-Check Preferred Stock Power

Under our Articles of Incorporation, our board has the authority to fix by resolution the terms and conditions of one or more series of preferred stock and provide by resolution for the issuance of shares of such series.

We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by our shareholders, unless shareholder action is required by applicable law or the rules of any stock exchange on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our board.

These provisions give our board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered by this prospectus on behalf of the selling shareholders, as described above under the caption “Selling Shareholders.” As used in this prospectus, “selling shareholders” includes donees, pledges, transferees and other successors in interest who are selling shares received from the selling shareholders listed herein after the date of this prospectus (whether as a gift, pledge, partnership distribution or other form of non-sale related transfer), but only after a post-effective amendment or prospectus supplement has been filed by the Company that names such donee, pledge, transferee or other successor in interest as a selling shareholder under this prospectus. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling shareholders.

The selling shareholders may, from time to time in one or more types of transactions (which may include block transactions), effect resales of shares of common stock offered hereby:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

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●	privately negotiated transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling shareholders. In the event any selling shareholder engages a broker-dealer or other person to sell the shares offered hereby, the names of such agents and the compensation arrangements will be disclosed in a post-effective amendment to the registration statement to which this prospectus relates, which must be filed prior to any such sales.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he, she or it defaults in the performance of secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering, although we may receive up to approximately $1,572,562 in proceeds from the cash exercise of warrants with respect to which the resale of the underlying common shares are covered by this prospectus.

The selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meets the criteria and conform to the requirements of that rule.

The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, each broker-dealer selling for its own account or the account of an affiliate is an “underwriter” under Section 2(11) of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

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We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and his affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are unable to predict the effect that sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and corporate bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Minnesota law. In addition, and as permitted by Minnesota law, our Articles of Incorporation provide that no director will be liable to us or our shareholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his or her duty of loyalty to us or our shareholders;

●	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

●	the payment of an improper dividend or an improper repurchase of our stock in violation of Minnesota law or in violation of federal or state securities laws; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and exhibits, are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for information on the operating rules and procedures for the public reference room.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website referenced above. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. In addition, we are incorporating by reference into this prospectus and related registration statement information included in our prior filings with the SEC, as permitted under the General Instructions to Registration Statement Form S-1, including the following:

●	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on May 7, 2015 (including all exhibits thereto);

●	Our Quarterly Report on Form 10-Q for the period ended September 30, 2015, filed with the SEC on November 18, 2015 (including all exhibits thereto);

●	Our Current Reports on Form 8-K filed with the SEC on the following dates: February 24, 2015, March 13, 2015, April 21, 2015, May 28, 2015, October 21, 2015 and December 28, 2015 (including all exhibits thereto); and

●	Our Current Reports on Form 8-K/A filed with the SEC on December 28, 2015 (including all exhibits thereto).

We maintain an Internet site at http://www.cri.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus. We will provide each person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. We will provide these reports or documents upon a written or oral request and at no cost to the requester. Persons wishing to make a request should contact Mr. Alan Levy, Vice President and Corporate Controller, at 22 Audrey Place, Fairfield, NJ 07004, telephone: (973) 797-0286. You may also use our Internet website (see above) to access the reports and documents incorporated into this prospectus by reference.

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LEGAL MATTERS

The validity of the subscription rights and the shares of common stock offered by this prospectus have been passed upon for us by Maslon LLP of Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Creative Realities, Inc. (formerly Creative Realities, LLC) as of and for the years ended December 31, 2014 and 2013, included in this prospectus and in the related registration statement through incorporation by reference, have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm. As indicated in their report with respect thereto, these consolidated financial statements are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting, with respect to such report.

The consolidated balance sheets of Conexus World Global, LLC and its affiliate as of December 31, 2014 and December 31, 2013, and the related consolidated statements of income, comprehensive income, changes in members' deficit, and cash flows, included in this prospectus and in the related registration statement through incorporation by reference, have been audited by Monroe Shine & Co., Inc., independent public accountants. As indicated in their report with respect thereto, these consolidated financial statements are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting, with respect to such report.

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CREATIVE REALITIES, INC.

20,268,959 shares of Common Stock

PROSPECTUS

                              February 11, 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below are expenses we expect to incur in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates and actual expenses may vary considerably from these estimates depending upon how long the notes are offered and other factors:

Securities and Exchange Commission registration fee	$473.21
Accounting fees and expenses	$10,000
Legal fees and expenses	$20,000
Blue sky fees and expenses	$0
Printing and mailing expenses	$0
Subscription agent fees and expenses	$0
Miscellaneous	$0

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The registrant is subject to Minnesota Statutes, Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a Minnesota corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are as follows: (a) such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) such person must have acted in good faith; (c) no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The registrant also maintains a director and officer insurance policy to cover the registrant, its directors and its officers against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

We have financed our operations primarily through sales of common stock and the issuance of notes payable to vendors, shareholders and investors. For the years ended December 31, 2014, 2013 and 2012, we generated a net $6.1, $1.0 million, and $1.6 million from financing activities, respectively.

On January 28, 2015, we issued a $175,000 short-term demand promissory note to Slipstream Communications, LLC, in exchange for a related loan in such amount, in a private placement exempt from registration under Regulation D/Rule 506 of the Securities Act of 1933 and/or Section 4(a)(2) of the Securities Act of 1933 on the basis that the investor was an accredited investor. This note accrued interest at the per annum rate of 10% and involved a grant by us of collateral security in the accounts receivable of Creative Realities, Inc.

On February 18, 2015, we offered and sold a secured convertible promissory note in the principal amount of $1.0 million and an immediately exercisable five-year warrant to purchase up to 1,515,152 common shares at a per-share price of $0.38, in a private placement exempt from registration under Regulation D/Rule 506 of the Securities Act of 1933 and/or Section 4(a)(2) of the Securities Act of 1933 on the basis that the investor was an accredited investor.

Contemporaneously with the February 18, 2015 financing, we also offered and sold an additional 265,000 shares of our Series A Convertible Preferred Stock at $1.00 per share with detachable five-year warrants to purchase up to 331,250 common shares at a price of $0.50, subject to adjustment, for $300,000. These shares were issued to three purchasers, one of whom was a director of the Company, one of whom was then our Chief Executive Officer and a director of the Company, and one of which was Slipstream Communications, LLC. These transactions were effected in a private placement exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and/or Regulation D/Rule 506 of the Securities Act of 1933 on the basis that each investor was an accredited investor.

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On May 20, 2015, we issued a $465,000 subordinated secured promissory note to Slipstream Communications, LLC, in exchange for a related loan in such amount, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and/or Regulation D/Rule 506 of the Securities Act of 1933 on the basis that the investor was an accredited investor. Together with this note issuance, we issued an immediately exercisable five-year warrant to purchase up to 762,295 common shares at a per-share price of $0.31, which was subsequently reduced to $0.30 per share.

On June 23, 2015, we issued a 14% secured convertible promissory note in the principal amount of $400,000 and an immediately exercisable five-year warrant to purchase up to 640,000 common shares at a per-share price of $0.30, in a private placement exempt from registration under Regulation D/Rule 506 of the Securities Act of 1933 on the basis that the investor was an accredited investor. In connection with this June 23, 2015 debt financing (and as part of that same offering), we effected a conversion of the $465,000 principal amount subordinated secured promissory note earlier issued on May 20, 2015. This note, together with accrued but unpaid interest thereon and a 25% conversion premium, was converted into a 14% secured convertible promissory note in the principal amount of $584,506, together with new five-year warrants to purchase up to 935,210 common shares at the per-share price of $0.30. This transaction was effected in a private placement exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and/or Regulation D/Rule 506 of the Securities Act of 1933 on the basis that the investor was an accredited investor.

On June 30, 2015, we issued 161,530 shares of Series A Convertible Preferred Stock in satisfaction of our dividend-payment obligations on such class of preferred stock. The shares were issued exclusively to accredited investors, on account of preferred shares earlier purchased in a private placement exempt from the registration requirements under the Securities Act of 1933.

On December 28, 2015, we offered and sold to certain accredited investors secured promissory notes in the aggregate principal amount of $1,250,000 and five-year warrants to purchase up to 2,232,142 shares of Creative Realities’ common stock at a per-share price of $0.28 (subject to adjustment), all pursuant to a securities purchase agreement. The gross proceeds totaled $1,250,000. Our principal subsidiaries — Creative Realities, LLC, Wireless Ronin Technologies Canada, Inc., and Conexus World Global, LLC — were also parties to the securities purchase agreement and are co-makers of the secured convertible promissory notes. Obligations under the secured convertible promissory notes are secured by a grant of collateral security in all of the tangible assets of the co-makers pursuant to the terms of an amended and restated security agreement. The secured promissory notes bear interest at the annual rate of 14% (12% payable in cash and 2% payable in the form of additional principal) with an initial maturity date of April 15, 2017, which may be extended at the sole discretion of each Investor to October 15, 2017. At any time prior to the maturity date, the Investors may convert the outstanding principal and accrued and unpaid interest into Creative Realities’ common stock at a conversion price equal to $0.28 per-share (subject to adjustment). This transaction was effected in a private placement exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and/or Regulation D/Rule 506 of the Securities Act of 1933 on the basis that the investors were accredited investors.

During 2014, we consummated the sales of common stock and issued notes payable described below in reliance on the statutory exemptions from registration under Section 4(a)(2) of the Securities Act, including Rule 506 promulgated thereunder. We relied on this exemption based on the fact that all the investors were accredited investors.

On June 5, 2014, we entered into a Securities Purchase Agreement with certain investors, pursuant to which we offered and sold unsecured convertible promissory notes yielding aggregate gross proceeds to us of $390,000, and issued three-year warrants to purchase up to 97 shares of our common stock at a per-share price of $0.75, in a private placement exempt from registration under the Securities Act of 1933. The promissory notes bore interest at the per annum rate of 10%, and were to mature on December 3, 2015. By their express terms, the promissory notes converted automatically into shares of our common stock immediately prior to our merger transaction with Creative Realities, LLC. Upon the conversion, and in conformity with the conversion terms of the notes, the conversion price of the notes was adjusted downward to $0.40 per share, so as to equal the price at which sold common shares in connection with the merger transaction.

From April through August 2014, we entered into certain consulting agreements and financial advisory agreements pursuant to which we issued, in private placements, warrants to purchase an aggregate of 527,625 shares of common stock at the per-share price of $0.50. In addition, in July 2014, we obtained a $400,000 loan from an accredited investor and in exchange issued, in a private placement, a secured convertible promissory note accruing interest at the per annum rate of 10%, together with a five-year warrant to purchase up to 153,846 shares of our common stock at a per-share price of $0.70.

On August 18, 2014, we entered into a Securities Purchase Agreement with institutional and accredited investors pursuant to which we offered and sold an aggregate of 5,190,000 shares of our Series A Convertible Preferred Stock at $1.00 per share, and issued five-year warrants to purchase an aggregate of 6,487,500 shares of common stock at a per-share price of $0.50 (subject to adjustment).

In connection with the merger contemplated by the Creative Realities Merger Agreement on August 20, 2014, as the sole member of Creative Realities, Slipstream Funding, LLC, a Delaware limited liability company received shares of our common stock equivalent to approximately 59.2% of common stock issued and outstanding after the merger, calculated on a modified fully diluted basis, together with a warrant to purchase an additional number of common shares equal to 1.5% of our common stock outstanding immediately after the merger, again calculated on a modified fully diluted basis.

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On December 31, 2014, we issued 112,448 shares of Series A Convertible Preferred Stock in satisfaction of our dividend-payment obligations on such class of preferred stock. The shares were issued exclusively to accredited investors, on account of preferred shares earlier purchased in a private placement exempt from the registration requirements under the Securities Act of 1933.

In March 2013, we sold a total of 868 units at a price of $1.80 per unit, each unit consisting of one share of common stock and one –five year warrant to purchase 0.50 of a share of common stock, with exercisability commencing six months and one day after issuance, at an exercise price of $2.73 per share, pursuant to a registration statement on Form S-3 which was declared effective by the Securities and Exchange Commission in January 2013. We obtained approximately $1.4 million in net proceeds as a result of this registered direct offering.

In December 2013, we sold an aggregate of $1.1 million in unsecured convertible promissory notes, along with warrants to purchase 1.1 million shares of our common stock, in a private placement transaction with certain accredited investors. The notes mature two years after issuance, require the payment of interest at the rate of 4% per year (payable on maturity), and are convertible, at the holder’s option, into unregistered shares of our common stock at a conversion price of $0.50 per share. The warrants are immediately exercisable, expire three years after issuance, have a cashless exercise feature, and may be exercised to purchase unregistered shares of our common stock at an exercise price of $0.75 per share.

During 2013, we received proceeds of $21,000 from the issuance of 19,000 shares under our associate (employee) stock purchase plan, which was terminated effective July 2013. Also during 2013, we made a repayment of the line of credit with Silicon Valley Bank of $0.4 million.

In September 2012, we sold approximately 348,000 shares of our common stock at $4.05 per share pursuant to a registration statement on Form S-3 which was declared effective by the SEC in September 2009. We obtained approximately $1.2 million in net proceeds as a result of this registered direct offering. During 2012, we also received $51,000 from the sale of approximately 12,000 shares of common stock to our associates (employees) through our 2007 Associate Stock Purchase Plan. We also received a $0.4 million advance on our line of credit with Silicon Valley Bank in 2012.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)     Exhibits. The exhibits listed below are filed as a part of this registration statement.

Exhibit No.	Description

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Form S-4 filed with the SEC on August 18, 2014)

3.2	Amended and Restated Bylaws (incorporated by reference to the registrant’s Current Report on Form 8-K filed on November 2, 2011)

4.1	Series A Convertible Preferred Stock Certificate of Designation of Preferences, Rights and Limitations filed August 19, 2014 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 22, 2014)

4.2	Series A-1 Convertible Preferred Stock Certificate of Designation of Preferences, Rights and Limitations filed October 30, 3015 (filed herewith)

5.1	Opinion of Maslon LLP (filed herewith)

10.1	Securities Purchase Agreement dated as of August 18, 2014, by and among Wireless Ronin Technologies, Inc. and certain purchasers (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 22, 2014)

10.2	Form of Warrant to Purchase Common Stock of Wireless Ronin Technologies, Inc., issued to purchasers under the Securities Purchase Agreement dated as of August 18, 2014 (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on August 22, 2014)

10.3	Employment Agreement with Paul Price dated as of August 20, 2014 (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 22, 2014)

10.4	Securities Purchase Agreement dated February 18, 2015, by and between Creative Realities, Inc. and Mill City Ventures III, Ltd. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2015)

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10.5	Secured Convertible Promissory Note dated February 18, 2015, issued in favor of Mill City Ventures III, Ltd. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2015)

10.6	Warrant dated February 18, 2015, issued in favor of Mill City Ventures III, Ltd. (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2015)

10.7	Security Agreement dated February 18, 2015, by and among Creative Realities, Inc. and Broadcast International, Inc., Creative Realities, LLC, and Wireless Ronin Technologies Canada, Inc. (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2015)

10.8	Separation Agreement and Release with Paul Price (incorporated by reference to the registrant’s Registration Statement on Form S-1/A filed with the SEC on July 9, 2015)

10.9	Subordinated Secured Promissory Note issued on May 20, 2015 to Slipstream Communications, LLC, in the original principal amount of $465,000

10.10	Form of Securities Purchase Agreement dated June 23, 2015 (incorporated by reference to the registrant’s Registration Statement on Form S-1/A filed with the SEC on July 9, 2015)

10.11	Form of Secured Convertible Promissory Note (for use in connection with Form of Securities Purchase Agreement dated June 23, 2015) (incorporated by reference to the registrant’s Registration Statement on Form S-1/A filed with the SEC on July 9, 2015)

10.12	Form of Warrant (for use in connection with Form of Securities Purchase Agreement dated June 23, 2015) (incorporated by reference to the registrant’s Registration Statement on Form S-1/A filed with the SEC on July 9, 2015)

10.13	Form of Security Agreement (for use in connection with Form of Securities Purchase Agreement dated June 23, 2015) (incorporated by reference to the registrant’s Registration Statement on Form S-1/A filed with the SEC on July 9, 2015)

10.14	Employment Agreement with John Walpuck (incorporated by reference to the registrant’s Registration Statement on Form S-1/A filed with the SEC on July 9, 2015)

10.15	Form of Amended and Restated Securities Purchase Agreement dated December 28, 2015 (filed herewith)

10.16	Form of Securities Purchase Agreement dated December 28, 2015 (filed herewith)

10.17	Form of Secured Convertible Promissory Note (for use in connection with Form of Securities Purchase Agreement dated December 28, 2015) (filed herewith)

10.18	Form of Warrant (for use in connection with Form of Securities Purchase Agreement dated December 28, 2015) (filed herewith)

10.19	Form of Amended and Restated Security Agreement (for use in connection with Form of Securities Purchase Agreement dated December 28, 2015) (filed herewith)

10.20	Form of Registration Rights Agreement (for use in connection with Form of Securities Purchase Agreement dated December 28, 2015) (filed herewith)

21.1	List of Subsidiaries (filed herewith)

23.1	Consent of Baker Tilly Virchow Krause, LLP (filed herewith)

23.2	Consent of Monroe Shine & Co., Inc. (filed herewith)

23.3	Consent of Maslon LLP (contained within Exhibit 5.1 above)

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ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[intentionally omitted]

(5)	For the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Creative Realities, Inc.

By:	/s/ John Walpuck
Chief Financial Officer and Chief Operating Officer

Dated: February 11, 2016

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Alec Machiels and John Walpuck, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Alec Machiels *	Chairman of the Board	February 11, 2016
Alec Machiels

/s/ Richard Mills *	Director and Chief Executive Officer	February 11, 2016
Richard Mills

/s/ John Walpuck	Chief Financial Officer and Chief Operating Officer	February 11, 2016
John Walpuck	(principal accounting and financial officer)

/s/ Don Harris *	Director	February 11, 2016
Don Harris

/s/ David Bell *	Director	February 11, 2016
David Bell

/s/ Patrick O’Brien *	Director	February 11, 2016
Patrick O’Brien

*       Pursuant to power of attorney held by John Walpuck.

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